EXHIBIT 99.1


                               AGREEMENT OF MERGER


                                  by and among


                                TALAMANTES B.V.,

                               FP ACQUISITION LTD.

                                       and

                            PARADIGM GEOPHYSICAL LTD.




                            Dated as of May 21, 2002

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I
                                     MERGER

1.1    The Merger............................................................1
1.2    Closing Date..........................................................2
1.3    Effective Time........................................................2
1.4    Conversion of Securities upon Merger..................................2
       1.4.1   Conversion of Prototype Shares................................2
       1.4.2   Exchange of Prototype Certificates............................3
       1.4.3   Unclaimed Merger Consideration; No Escheat....................3
       1.4.4   Withholding...................................................4
       1.4.5   Lost Certificates.............................................4
       1.4.6   Prototype's Transfer Books Closed.............................4
1.5    Further Action........................................................4
1.6    Treatment of Stock Options............................................4
1.7    Directors and Officers................................................5
1.8    Adjustments...........................................................5

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1    Organization and Standing.............................................6
2.2    Agreement Authorized and its Effect on Other Obligations..............6
       2.2.1   Authorization and Enforceability..............................6
       2.2.2   Approvals.....................................................7
       2.2.3   No Violation..................................................8
2.3    Capitalization........................................................8
2.4    Subsidiaries.........................................................10
2.5    Reports and Financial Statements.....................................11
2.6    Additional Prototype Information.....................................12
       2.6.1   Employee Compensation Plans..................................12
       2.6.2   Certain Salaries.............................................12
       2.6.3   Employee Agreements..........................................13
2.7    No Undisclosed Liabilities...........................................13
2.8    Material Contracts...................................................13
2.9    Absence of Certain Changes and Events................................16
2.10   Taxes................................................................16
       2.10.1  Tax Returns Filed; Taxes Paid................................16
       2.10.2  Open and Closed Returns Disclosed............................17
       2.10.3  Extensions Disclosed.........................................17
       2.10.4  Claims Disclosed.............................................17

       2.10.5  Scheduled Tax Liabilities Sufficient.........................18
       2.10.6  Tax Allocation Agreements....................................18
       2.10.7  United States Real Property Holding Corporation..............18
       2.10.8  Change of Accounting Method..................................18
       2.10.9  Partnerships; Foreign Corporations...........................18
       2.10.10 Safe Harbor Leases; Tax-Exempt Use Property..................18
       2.10.11 Section 341(f) Election......................................18
       2.10.12 Activity Limitations.........................................18
       2.10.13 Affiliated Groups............................................19
       2.10.14 Tax Incentives...............................................19
       2.10.16 Industrial Company...........................................19
2.11   Intellectual Property................................................19
2.12   Properties...........................................................24
2.13   Litigation...........................................................24
2.14   Environmental Matters; Permits.......................................24
2.15   Compliance with Other Laws...........................................26
2.16   Finder's Fee.........................................................26
2.17   Employment Matters...................................................26
2.18   Board Approval.......................................................29
2.19   Information Supplied by Prototype....................................29
2.20   Inapplicability of Certain Articles and Statutes.....................29
2.21   Certain Shareholders; Affiliates.....................................29
2.22   Relationships with Related Persons...................................29
2.23   Grants, Incentives and Subsidies.....................................30
2.24   Foreign Corrupt Practices Act........................................30
2.25   Hedging Transactions.................................................30
2.26   Opinion of Financial Advisor.........................................30
2.27   Customers and Suppliers..............................................31
2.28   Restrictions on Business Activities..................................31

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1    Organization and Standing............................................31
3.2    Agreement Authorized and its Effect on Other Obligations.............32
       3.2.1   Authorization and Enforceability.............................32
       3.2.2   Approvals....................................................32
       3.2.3   No Violation.................................................32
3.3    Information for Proxy Statement......................................33
3.4    Financing............................................................33
3.5    Finder's Fees........................................................33
3.6    Merger Sub...........................................................33

                                   ARTICLE IV
                       OBLIGATIONS PENDING EFFECTIVE TIME

4.1    Conduct of Business by Prototype.....................................33

4.2    Financial Statements; Shareholder Communications.....................37
4.3    Access to Information................................................37
4.4    No Solicitation......................................................38
4.5    Agreements of Parent and Prototype...................................41
       4.5.1   Merger Proposal..............................................41
       4.5.2   Proxy Statement..............................................41
       4.5.3   Prototype General Meeting....................................42
       4.5.4   Merger Sub Shareholder Approval..............................42
       4.5.5   Further Action...............................................42
       4.5.6   Notice of Material Development...............................44
       4.5.7   Resignation of Directors.....................................44
4.6    Repayment of Indebtedness............................................44
4.7    Prototype Warrants...................................................44

                                    ARTICLE V
                            CONDITIONS TO THE MERGER

5.1    Conditions Precedent to Each Party's Obligation to Effect the Merger.45
       5.1.1   No Orders....................................................45
       5.1.2   Shareholder Approval.........................................45
       5.1.3   Required Consents............................................45
       5.1.4   Legal Opinions...............................................45
5.2    Additional Conditions to Obligations of Prototype....................45
       5.2.1   Accuracy of Parent Representations and Warranties............45
       5.2.2   Performance of Parent Obligations............................45
       5.2.3   Parent Certificate...........................................45
5.3    Additional Conditions to Obligations of Parent and Merger Sub........46
       5.3.1   Accuracy of Prototype Representations and Warranties.........46
       5.3.2   Performance of Prototype Obligations.........................46
       5.3.3   Prototype Certificate........................................46
       5.3.4   Consent of Certain Parties...................................46
       5.3.5   Tax Matters..................................................46
       5.3.6   No Material Adverse Effect...................................46
       5.3.7   Litigation...................................................47
       5.3.8   Indebtedness.................................................47
       5.3.9   Opinion of Counsel...........................................47

                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

6.1    Termination..........................................................48
       6.1.1   By Mutual Consent............................................48
       6.1.2   By Parent Because of Conditions Precedent....................48
       6.1.3   By Prototype Because of Conditions Precedent.................48
       6.1.4   By Parent or Prototype Because of an Order...................48
       6.1.5   By Parent or Prototype Because of Delay......................48

       6.1.6   By Parent or Prototype Because of Failure to Obtain the
               Required Prototype Shareholder Vote..........................48
       6.1.7   By Parent Because of Certain Events..........................49
       6.1.8   By Prototype Because of Certain Events.......................49
6.2    Termination by Board of Directors....................................49
6.3    Effect of Termination................................................49
6.4    Termination Fee......................................................49

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1    Indemnification of Directors and Officers............................50
7.2    Employee Benefit Plans of Prototype..................................51

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1    Entirety.............................................................52
8.2    Counterparts.........................................................52
8.3    Notices and Waivers..................................................52
8.4    Termination of Representations, Warranties...........................53
8.5    Amendment; Waiver....................................................53
8.6    Expenses.............................................................54
8.7    Headings.............................................................54
8.8    Successors and Assigns...............................................54
8.9    Severability.........................................................54
8.10   Governing Law........................................................54
8.11   Assignment...........................................................54
8.12   Jurisdiction; Waiver of Jury Trial...................................55
8.13   Other Remedies; Specific Performance.................................55
8.14   Interpretation.......................................................55
8.15   Public Announcements.................................................56
8.16   Definitions..........................................................56

                               AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER ("Agreement"), dated as of May 21, 2002, is made by and among Talamantes B.V., a company formed under the laws of The Netherlands ("Parent"), FP Acquisition Ltd., an Israeli company and wholly owned subsidiary of Parent ("Merger Sub"), and Paradigm Geophysical Ltd., an Israeli company ("Prototype").

                              W I T N E S S E T H:

        WHEREAS, Parent, Merger Sub and Prototype intend to effect a merger of Merger Sub with and into Prototype (the "Merger") in accordance with this Agreement and the Israeli Companies Law-5759-1999 (the "Companies Law") pursuant to which Merger Sub will cease to exist, and Prototype will become a wholly owned subsidiary of Parent;

        WHEREAS, the board of directors of Prototype (the "Board of Directors") has (i) determined that the Merger is fair to, and in the best interests of, Prototype and its shareholders, and that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Prototype to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of Prototype approve this Agreement, the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, (i) the board of directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) the board of directors of Merger Sub has determined that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; and

        WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain shareholders of Prototype are entering into voting agreements relating to the Merger and the transactions contemplated by this Agreement in the form attached hereto as Exhibit A (collectively, the "Voting Agreements").

        NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the Merger, the mode of carrying the same into effect, the manner and basis of converting the rights of the current holders of the presently outstanding ordinary shares, nominal value NIS 0.5 per share, of Prototype (the "Prototype Shares") into the right to receive the Merger Consideration, and such other details and provisions as are set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                     MERGER

     1.1. The Merger. Subject to and in accordance with the terms and conditions of this Agreement, at the Effective Time, Merger Sub (as the target company (Chevrat Ha'Yaad) in the

Merger) shall be merged with and into Prototype (as the absorbing company (HaChevra Ha'Koletet) in the Merger), the separate existence of Merger Sub shall cease, and Prototype (i) shall continue as the surviving company (the "Surviving Corporation"), (ii) shall be governed by the laws of the State of Israel, (iii) shall maintain a registered office in the State of Israel, and (iv) shall succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the Companies Law.

     1.2. Closing Date. Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Meitar, Liquornik, Geva & Co., 16 Abba Hillel Silver St., 52506 Ramat-Gan, Israel on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day following the satisfaction or waiver of the conditions set forth in Article V.

     1.3. Effective Time. The Merger shall become effective upon the issuance of a certificate of merger by the Companies Registrar (as defined in the Companies
Law) in accordance with Section 323(5) of the Companies Law (the "Effective Time"). Subject to the satisfaction of all of the other conditions in Article V, Merger Sub agrees to deliver the shareholder approval notice described in
Section 4.5.4 to the Companies Registrar in accordance with the Companies Law on or before the Closing Date so that the certificate of merger may issue on the Closing Date.

     1.4. Conversion of Securities upon Merger. The manner and basis of converting the issued and outstanding Prototype Shares into the Merger Consideration shall be as hereinafter set forth in this Section 1.4.

          1.4.1. Conversion of Prototype Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Prototype or any shareholder of Parent, Merger Sub or Prototype:

          (a) any Prototype Shares then held by Prototype or any wholly owned subsidiary of Prototype (or held in Prototype's treasury) shall remain outstanding, and no consideration shall be delivered in exchange therefor;

          (b) any Prototype Shares then held by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall remain outstanding, and no consideration shall be delivered in exchange therefor;

          (c) each other Prototype Share then issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive US$5.15 in cash, without interest thereon (the "Per Share Merger Consideration") for each such Prototype Share, upon surrender, in accordance with Section 1.4.2, of certificates theretofore evidencing Prototype Shares ("Prototype Certificates"). The aggregate amount of cash to be paid in the Merger is hereinafter referred to as the "Merger Consideration";

          (d) each Prototype Share that has been converted into the right to receive the Per Share Merger Consideration shall be registered in the name of Parent; and

          (e) each ordinary share, nominal value NIS 1 per share, of Merger Sub outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

           1.4.2. Exchange of Prototype Certificates. Prior to the Effective Time, Parent shall appoint an agent (the "Paying Agent") reasonably acceptable to Prototype for the purpose of exchanging Prototype Certificates for the Merger Consideration. Parent will cause to be deposited with the Paying Agent, at the Closing, the Merger Consideration to be paid in respect of Prototype Shares converted pursuant to Section 1.4.1(c), and the amount required to be paid to the holders of Prototype Options under Section 1.6. Such deposited amounts shall not be used for any other purpose. Promptly after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Prototype Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Prototype Certificates to the Paying Agent) for use in such exchange. Each holder of Prototype Shares that have been converted into the right to receive the Per Share Merger Consideration (without interest thereon) pursuant to Section 1.4.1(c) will be entitled to receive, upon surrender to the Paying Agent of a Prototype Certificate, together with a properly completed letter of transmittal, and all other documents Parent or the Paying Agent may reasonably require, the Per Share Merger Consideration (without interest thereon) payable for each Prototype Share represented by such Prototype Certificate. However, before surrender, each outstanding certificate representing issued and outstanding Prototype Shares shall be deemed, for all purposes, only to evidence the right to receive the amount of cash into which such shares have been so converted in accordance with Section 1.4.1(c). If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Prototype Certificate is registered, it shall be a condition to such payment that the Prototype Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any Tax required as a result of such payment to a person other than the registered holder of such Prototype Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not payable.

          1.4.3. Unclaimed Merger Consideration; No Escheat. Subject to any contrary provision of governing law, all consideration (and any interest or other income earned thereon) deposited with the Paying Agent or held by Parent for the payment of the consideration into which the outstanding Prototype Shares shall have been converted, and remaining unclaimed for six months after the Effective Time, shall be paid or delivered to Parent, and the holder of any unexchanged Prototype Certificate which before the Effective Time represented Prototype Shares shall thereafter look only to Parent for payment of the Per Share Merger Consideration (without interest thereon) upon surrender of such Prototype Certificates to Parent. Notwithstanding the foregoing, Parent shall not be liable to any holder of Prototype Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Prototype Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          1.4.4. Withholding. Parent (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Prototype Shares or Prototype Options such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under any applicable U.S. federal, state or local or Israeli or other Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Prototype Shares or Prototype Options, as applicable, in respect of which such deduction and withholding was made by Parent.

          1.4.5. Lost Certificates. If any Prototype Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Prototype Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Prototype Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Prototype Shares represented by such Prototype Certificate, as contemplated by this Section 1.4.

          1.4.6. Prototype's Transfer Books Closed. At the Effective Time, (a) the stock transfer books of Prototype shall be deemed closed, and no transfer of any certificates theretofore representing the Prototype Shares shall thereafter be made or consummated, and (b) all holders of Prototype Certificates representing Prototype Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Surviving Corporation. No further transfer of any such Prototype Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid Prototype Certificate is presented to the Paying Agent or to the Surviving Corporation or Parent, such Prototype Share Certificate shall be canceled and shall be exchanged as provided in Section 1.4.2.

           1.5. Further Action. If at any time after the Effective Time Parent or the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Prototype or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation and Parent shall be fully authorized to execute and deliver, in the name and on behalf of either Prototype or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          1.6. Treatment of Stock Options.

          1.6.1. At least thirty days prior to the Closing Date, Prototype shall give a notice to the holder of each Notice Option stating that such Notice Option, whether vested or unvested, may be exercised during the period commencing on receipt of such notice and ending immediately prior to the Closing Date. For purposes of this Agreement, a "Notice Option" means a Prototype Option that was granted pursuant to an award agreement that expressly allows Prototype to provide for the expiration of such option immediately prior to the Closing Date. Any Notice Option not exercised prior to the Closing Date shall be treated in the manner set forth in Section 1.6.2 below.

          1.6.2. Unless otherwise agreed by Parent and the holder of a Prototype Option, each option to purchase Prototype Shares outstanding immediately prior to the Effective Time under Prototype's stock option plans (the "Prototype Option Plans"), Prototype's stock option agreements (the "Prototype Option Agreements") or otherwise, whether vested or unvested, excluding Prototype Warrants (collectively, the "Prototype Options"), will by virtue of the Merger and without any further action on the part of any holder thereof (herein, an "Optionholder"), be terminated immediately prior to the Effective Time solely in exchange for the right to receive, as soon as practicable following the Effective Time, promptly upon the surrender to the Paying Agent of such Prototype Option, an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of Prototype Shares subject to such Prototype Option immediately prior to the Effective Time and (ii) the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price per Prototype Share subject to such Prototype Option. Prior to the Effective Time, Prototype shall take any and all actions necessary to effectuate this Section
1.6. Prototype shall deliver to Parent prior to the Effective Time a true and complete list of the Prototype Options that remain outstanding as of immediately prior to the Effective Time. Prior to the Effective Time, Prototype shall take any and all actions necessary to terminate the Prototype Option Plans and the Prototype Option Agreements (and provide for no further right to receive any Prototype Shares or other securities under such Prototype Plans), and any other plan, program or arrangement providing for the issuance of capital stock (including any phantom or notional interest with respect thereto) of Prototype, effective immediately prior to the Effective Time.

     1.7. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) other than the directors set forth in clause (i) above, the officers of Prototype at the Effective Time shall be the officers of the Surviving Corporation.

     1.8. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, (a) any change in the outstanding Prototype Shares shall occur by reason of any recapitalization, reclassification of shares, stock split or combination, division or subdivision of shares, readjustment of shares, or any stock dividend thereon with a record date during such period, or (b) if the representations set forth in Section 2.3 shall not be true and correct and, solely in the case of clause (b), Parent elects to do so, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Prototype Shares (in the aggregate) the same economic effect as contemplated by this Agreement prior to such event or in the absence of such failure to be true and correct, as the case may be.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                  OF PROTOTYPE

          Prototype represents and warrants to each of Parent and Merger Sub as follows:

     2.1. Organization and Standing.

          2.1.1. Prototype is a company duly organized and validly existing under the laws of the State of Israel, has all requisite corporate power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any effect, change, event, circumstance or condition which, when considered with all other effects, changes, events, circumstances or conditions, has or would reasonably be expected to have a material adverse effect on (A) the business, assets (including intangible assets), prospects (including due to the loss or resignation, or notice of loss or resignation, of key employees of Prototype and its subsidiaries), cash flows, results of operations or financial condition of Prototype and its subsidiaries taken together as a whole, in each case whether or not covered by insurance, or (B) the ability of Prototype to consummate the Merger and the other transactions contemplated hereby; provided that, notwithstanding the foregoing, none of the following shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the trading price of Prototype Shares between the date hereof and the Effective Time, (ii) any adverse cash or earnings effects resulting solely from payments expressly authorized to be made by Prototype under this Agreement, (iii) the loss or resignation of any single key employee of Prototype or any of its subsidiaries (other than the chief executive officer of Prototype), provided that this exception shall not apply to the loss or resignation of any number or group of key employees of Prototype and/or any of its subsidiaries, (iv) any effects or changes resulting from a change in GAAP after the date of this Agreement, and
(v) effects, changes, circumstances or conditions affecting the oil and gas industries generally.

          2.1.2. Prototype has delivered to Parent accurate and complete copies of its memorandum of association, articles of association and other organizational documents, including all amendments thereto (collectively, "Formation Documents"). Such Formation Documents are in full force and effect and no other organizational documents are applicable to or binding upon Prototype. Prototype is not in material default or material violation of any of the provisions of its Formation Documents.

     2.2. Agreement Authorized and its Effect on Other Obligations.

          2.2.1. Authorization and Enforceability. Prototype has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required Prototype Shareholder Vote, to consummate the transactions contemplated hereby. The execution and delivery by Prototype of this Agreement and the performance by Prototype of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Prototype (other than, with respect to the Merger, the receipt of the Required Prototype Shareholder Vote). This Agreement has been duly executed and delivered by Prototype and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of Prototype, enforceable against Prototype in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and by general principles of equity. The affirmative vote (the "Required Prototype Shareholder Vote") of a simple majority of the voting power of Prototype represented (in person or by proxy) and voting at the Prototype General Meeting is the only vote of the holders of any Prototype Securities necessary to approve the Merger. The quorum required for the Prototype General Meeting is a minimum of two shareholders who hold at least 25% of the voting rights of the issued share capital of Prototype. No vote or approval of (i) any creditor of Prototype, (ii) any holder of any option or warrant granted by Prototype, or
(iii) any shareholder of any of Prototype's subsidiaries is necessary in order to approve or permit the consummation of the Merger.

          2.2.2. Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, tribunal or other governmental commission, board, bureau, agency, authority or instrumentality (each, a "Governmental Entity") or any third party, is required by or with respect to Prototype or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) the consent of the Israeli Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center"), (b) the consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry (the "OCS"), (c) delivery of the Merger Proposal and the shareholder approval notices described in Sections 4.5.3 and 4.5.4 to the Companies Registrar, (d) notification of the transactions contemplated by this Agreement to the National Association of Securities Dealers, Inc. (the "NASD"), the Tel Aviv Stock Exchange, Ltd. (the "TASE") and the Israel Securities Authority (the "ISA"), and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the foregoing clauses (a) through (c), together with those set forth in Section 2.2.2 of the Prototype Disclosure Schedule, dated the date hereof, delivered by Prototype to Parent (the "Prototype Disclosure Schedule"), being referred to as the "Required Consents"). The Merger is exempt from the filing and notice requirements of the Israeli Restrictive Trade Practices Law. Prototype and its subsidiaries (including all entities which Prototype controls as that term is defined in 16 C.F.R. Section 801.1(b)) (i) do not hold beneficial ownership, whether direct, or indirect through fiduciaries, agents, controlled entities or other means, of assets located in the United States (other than cash, deposits in financial institutions, other money market instruments, instruments evidencing government obligations, and voting or nonvoting securities of a person not controlled by Prototype within the meaning of 16 C.F.R. Section 801.1(b)) having an aggregate total fair market value of over US$50 million; and (ii) did not make aggregate sales in or into the United States of over US$50 million in their most recent fiscal year.

          2.2.3. No Violation. Except as set forth in Section 2.2.3 of the Prototype Disclosure Schedule, assuming the receipt of the Required Consents, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the Formation Documents of Prototype or any of its subsidiaries; (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the acceleration or cancellation of any obligation or right under, or give rise to a right by any person to terminate, cancel, modify or amend in any respect its obligations or rights under, any indenture, mortgage, deed of trust, conveyance to secure any debt, note, loan, lien, lease, agreement, license, instrument, order, judgment, decree, contract or other arrangement or commitment to which Prototype or any of its subsidiaries is a party or by which any of them or their properties or assets are bound, (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which Prototype or its subsidiaries, or any of the assets owned or used by Prototype or its subsidiaries, is subject, (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant or benefit given by any Governmental Entity or under applicable law (or any benefit provided or available thereunder) or other permit, license, consent, authorization, Grant, benefit, right that is held by Prototype or that otherwise relates to the business or assets of Prototype, (v) result in the imposition, creation or crystallization of any Encumbrance upon or with respect to any asset or property owned, leased or used by Prototype or its subsidiaries, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third person, or any combination thereof, have any of the effects set forth in clauses (i) through (v) of this Section 2.2.3, in each case (other than clause (i) hereof) other than such violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 2.2.3 of the Prototype Disclosure Schedule sets forth a complete and accurate list of (A) all holders of any outstanding Indebtedness of Prototype, the lessors of any property leased by Prototype and the holders of any Prototype Warrant or Prototype Option to which Prototype or any of its subsidiaries is a party or bound, in each case whose consent is required in connection with the Merger and the other transactions contemplated hereby (including as contemplated by Section 4.7) and (B) all other parties to any Contract to which Prototype or any of its subsidiaries is a party or bound whose consent is required in connection with the Merger and the other transactions contemplated hereby the failure of which to obtain would reasonably be expected to lead to a Material Adverse Effect or adversely impact, in any material respect, any of the anticipated benefits of the Merger to Parent or its affiliates (each, a "Consent Person").

     2.3. Capitalization.

          2.3.1. The authorized share capital of Prototype consists of NIS 10,000,000 divided into (i) 18,000,000 Prototype Shares, of which as of the date hereof 14,891,902 are issued and outstanding, and (ii) 2,000,000 Special Preferred Shares, none of which were outstanding as of the date hereof. All outstanding Prototype Shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of any person. Section
2.3.1 of the Prototype Disclosure Schedule sets forth a complete list of (i) all outstanding options, warrants or obligations of any kind to issue any shares of capital stock of Prototype, (ii) the plan or other arrangement or agreement under which such options, warrants or obligations were granted, (iii) the name of the holders thereof, (iv) the number of shares of capital stock of Prototype subject to such option, warrant or other obligation, (v) the date on which such option, warrant or other obligation was granted, (vi) the exercise price per Prototype Share applicable to such option, warrant or other obligation and (vii) the vesting schedule applicable to such option, warrant or other obligation to issue shares of capital stock of Prototype. Other than as set forth in Section 2.3.1 of the Prototype Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of Prototype, (ii) no securities of Prototype or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Prototype, (iii) no options or other rights to acquire from Prototype or any of its subsidiaries, and no obligations of Prototype or any of its subsidiaries to issue, now or in the future, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Prototype, and (iv) no equity equivalents, phantom or notional equity interests, interests in the ownership or earnings of Prototype or any of its subsidiaries or other similar rights (collectively, "Prototype Securities"). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in an adjustment to, or give rise to a right to adjust, the exercise or conversion price set forth in Section 2.3.1 of the Prototype Disclosure Schedule for any Prototype Security (including any Indebtedness of Prototype or any of its subsidiaries) that is exchangeable for or convertible into capital stock or voting securities of Prototype at or prior to the Effective Time, and, assuming cancellation of the Prototype Options, termination of the Prototype Warrants and repayment of Prototype's Indebtedness at or prior to the Effective Time, no Prototype Security (including any Indebtedness of Prototype or any of its subsidiaries) that is exchangeable for or convertible into capital stock or voting securities of Prototype that is outstanding on the date hereof will remain outstanding after the Effective Time.

          2.3.2. Except as set forth in Section 2.3.2 of the Prototype Disclosure Schedule: (i) none of the outstanding Prototype Shares, Prototype Options or Prototype Warrants, and no holder of any Prototype Shares, Prototype Options or Prototype Warrants, is entitled or subject to any preemptive right, right of participation or similar right; (ii) none of the outstanding Prototype Shares, Prototype Options or Prototype Warrants, and no holder of Prototype Shares, Prototype Options or Prototype Warrants, is subject to any right of first offer or refusal; and (iii) there are no contracts, undertakings or agreements or voting trusts or other agreements or understandings to which Prototype or any of its subsidiaries is a party (or of which Prototype has received notice in writing) relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Prototype Shares, Prototype Options or Prototype Warrants. Prototype is not under any obligation, or bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any Prototype Shares, Prototype Options or Prototype Warrants.

          2.3.3. Section 2.3.3(a) of the Prototype Disclosure Schedule sets forth the outstanding Indebtedness of Prototype and any of its subsidiaries in excess of US$50,000 for any single item. The aggregate amount of all Indebtedness of Prototype and its subsidiaries that is not set forth in Section 2.3.3(a) of the Prototype Disclosure Schedule does not exceed US$200,000. Except as described in Section 2.3.3(b) of the Prototype Disclosure Schedule, no

Indebtedness of Prototype or its subsidiaries contains (i) any restriction upon
(A) the repayment, prepayment or redemption of such Indebtedness without penalty, make-whole payments or similar obligation, (B) the incurrence of Indebtedness by Prototype or its subsidiaries, respectively, or (C) the ability of Prototype or its subsidiaries to grant any Encumbrances on its properties or assets, or (ii) any obligation to maintain minimum equity, capital, net worth, profitability or income. For purposes of this Agreement, "Indebtedness" means
(i) all mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased, (iv) capital lease or sale-leaseback obligations, (v) all liabilities secured by any Encumbrance on any property, and (vi) any guarantee or assumption of any of the foregoing in clauses (i) through (v), or guaranty of minimum equity, capital, net worth, profitability or income or any make-whole or similar obligation with respect to itself, its subsidiaries or affiliates, or a third party.

        2.3.4. Except as set forth in Section 2.3.4(a) of the Prototype Disclosure Schedule, each outstanding Prototype Option is a Notice Option. Other than the consent of the Optionholders set forth in Section 2.3.4(b) of the Prototype Disclosure Schedule, the treatment of Prototype Options in accordance with Section 1.6 does not require the consent of any Optionholder, and will not violate or conflict with the terms of any Prototype Option Plans, Prototype Option Agreements or any other agreement or plan governing the terms of the Prototype Options. Each Optionholder set forth in Section 2.3.4(b) of the Prototype Disclosure Schedule has executed and delivered to Prototype a consent substantially in the form set forth as Exhibit B hereto (a complete and correct copy of which has been delivered to Parent), which consent has not thereafter been modified, amended or waived in any respect.

     2.4. Subsidiaries. Section 2.4 of the Prototype Disclosure Schedule lists each subsidiary of Prototype existing at the date hereof, and shows as to each of such subsidiary the (i) percentage of the total outstanding capital stock, partnership, membership, limited liability company or other ownership interests thereof which is owned by Prototype and (ii) jurisdiction of formation of each such subsidiary. All outstanding shares of capital stock, partnership, membership, limited liability company or other ownership interests of such subsidiaries that are owned by Prototype are validly issued, fully paid, and non-assessable, and Prototype has good and valid title thereto free and clear of any mortgage, pledge, lien, charge (whether fixed, floating or otherwise), security interest, option, right of first offer or refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"). Each such subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated or otherwise formed and has full requisite corporate or other analogous power and authority to own its property and carry on its business as presently conducted by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation or business entity authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. As used in this Article II, the term "Prototype" also includes any and all of Prototype's directly and indirectly held subsidiaries (whether or not such subsidiaries are otherwise expressly included), except where the context clearly indicates to the contrary. Prototype has delivered to Parent accurate and complete copies of the Formation Documents relating to each of its subsidiaries. Such Formation Documents are in full force and effect and no other organizational documents are applicable to or binding upon such subsidiaries of Prototype. Such subsidiaries of Prototype are not in material violation of any of the provisions of their respective Formation Documents. Except as set forth in Section 2.4 of the Prototype Disclosure Schedule, Prototype does not own any equity or similar interest in any person.

     2.5. Reports and Financial Statements.

          2.5.1. Prototype has filed all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed by Prototype with the Securities and Exchange Commission (the "Commission") since the filing of Prototype's Registration Statement on Form F-1 (the Registration Statement on Form F-1, together with any other documents filed with the Commission at or prior to the Effective Time, the "Prototype Reports") under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable rules and regulations of the Commission thereunder. All of the Prototype Reports filed on or prior to the date hereof are publicly available and all of the Prototype Reports filed after the date hereof will be publicly available when filed with the Commission. As of its respective filing date, the consolidated financial statements (including, in each case, any related notes thereto) contained in the Prototype Reports filed on or prior to the date hereof were (and those filed after the date hereof will be) prepared in accordance with the published regulations of the Commission and in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present (or will fairly present when filed), in all material respects, the consolidated financial position for Prototype and its subsidiaries as of the date thereof and the consolidated results of their operations, cash flows and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are, individually or in the aggregate, not material in amount). As of their respective dates, the Prototype Reports filed on or prior to the date hereof complied (and those filed after the date hereof will comply), in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and applicable rules and regulations of the Commission thereunder, and, as of the time of filing of any Prototype Report, such Prototype Report, (i) if filed on or prior to the date hereof, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under whey they were made, not misleading, and
(ii) if filed after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under whey they were made, not misleading. None of Prototype's subsidiaries is required to file any reports or other documents with the Commission. Prototype is a "foreign private issuer" as such term is defined in Rule 3b-4(c) under the Exchange Act.

          2.5.2. Section 2.5.2 of the Prototype Disclosure Schedule sets forth true and correct copies of the audited consolidated financial statements (including any related notes thereto) of Prototype and its subsidiaries as of, and for the periods ended, December 31, 2001, including audited consolidated balance sheets of Prototype and its subsidiaries as of December 31, 2001 and 2000 and audited consolidated statements of operations and cash flows for the years ended December 31, 2001, 2000 and 1999, together with a signed report of Prototype's independent auditors attached thereto (collectively, the "2001 Financials"). The 2001 Financials were prepared in accordance with the published regulations of the Commission (including regulations relating to the preparation of audited annual financial statements for inclusion in annual reports filed with the Commission) and in accordance with GAAP applied on a consistent basis during the periods involved and fairly present, in all material respects, the consolidated financial position for Prototype and its subsidiaries as of the date thereof and the consolidated results of their operations, cash flows and changes in financial position for the periods then ended. The 2001 Financials comply, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and applicable rules and regulations of the Commission thereunder, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under whey they were made, not misleading. When filed, Prototype's Annual Report on Form 20-F for the year ended December 31, 2001 will contain the 2001 Financials (including the signed report of Prototype's independent auditors included therein), as set forth in
Section 2.5.2 of the Prototype Disclosure Schedule (except for de minimis changes thereto), as the audited consolidated financial statements of Prototype and its subsidiaries as of, and for the periods ended, December 31, 2001.

     2.6. Additional Prototype Information. Set forth in Section 2.6 of the Prototype Disclosure Schedule are true, complete and correct lists of the following items, and Prototype has made available to Parent true, complete and correct copies of all documents referred to in such lists:

          2.6.1. Employee Compensation Plans. Any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Prototype or any beneficiary or dependent thereof that is sponsored or maintained by Prototype or to which Prototype contributes or is obligated to contribute, or with respect to which Prototype could have any liability, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy ("Prototype Plans"), together with (i) each writing constituting a part of such Plan, including without limitation all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any;

          2.6.2. Certain Salaries. The names and salary rates of all present officers and employees of Prototype whose current regular annual salary rate, together with any bonuses paid or payable to such persons for the fiscal year ended December 31, 2001, or since that date, is US$75,000 (or the non-U.S. currency equivalent thereof) or more, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement (including compensation payable pursuant to bonus, deferred compensation or commission arrangements or in connection with any manager's insurance, education fund and health fund), and such employee's employer, date of employment and position; and

          2.6.3. Employee Agreements. Any collective bargaining agreements of Prototype with any labor union or other representative of employees, or by which Prototype is otherwise bound, including amendments, supplements, and understandings, and all employment, severance, change of control and consulting agreements between Prototype and any of its employees, consultants or directors in effect on the date hereof.

     2.7. No Undisclosed Liabilities. Except as set forth in Section 2.7 of the Prototype Disclosure Schedule, neither Prototype nor any of its subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise) except (i) liabilities provided for in Prototype's balance sheet as of December 31, 2001 and the related notes thereto set forth in the 2001 Financials or (ii) liabilities incurred since December 31, 2001 in the ordinary course of business,
(iii) liabilities that have been discharged or repaid in full, or (iv) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     2.8. Material Contracts.

          2.8.1. Section 2.8.1 of the Prototype Disclosure Schedule sets forth, under the corresponding subsection, a list of all of the contracts, agreements, plans, options, leases, subleases, licenses, sublicenses, supply contracts, purchase orders, sales orders, arrangements, commitments, understandings, undertakings, writings and other instruments (whether written or oral) ("Contracts") of Prototype or any of its subsidiaries, or to which Prototype or any of its subsidiaries are bound at the date hereof, described below (together with any Contract filed or incorporated by reference as an exhibit to Prototype's Annual Report on Form 20-F for the year ended December 31, 2000, the "Material Contracts"):

          (a) all Contracts: (A) which provide for Prototype and/or its subsidiaries to pay or otherwise give consideration of more than US$100,000 in the aggregate during any calendar year (including pursuant to contingent payment obligations) or (B) which provide for Prototype and/or its subsidiaries to pay or otherwise give consideration of more than US$200,000 in the aggregate over the remaining term of such contract (including pursuant to contingent payment obligations), in each case, other than sales of products or services by Prototype and its subsidiaries in the ordinary course of business;

          (b) all material research and/or development, broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

          (c) all service, operating and management Contracts and Contracts with independent contractors or consultants (or similar Contracts) which are not cancelable by

     Prototype or its subsidiary on notice of 30 days or less without penalty or further payment in excess of US$50,000;

          (d) all employment and consulting Contracts between Prototype or any subsidiary of Prototype, on the one hand, and any officer, director or employee of Prototype or any subsidiary of Prototype, on the other hand;

          (e) (i) all third party Indebtedness, liabilities and commitments of others as to which Prototype or any of its subsidiaries is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (not including Indebtedness solely between Prototype and any of its wholly owned subsidiaries or solely between any wholly owned subsidiaries of Prototype), in each case, which provides for aggregate payments in excess of US$50,000 individually or US$100,000 in the aggregate, (ii) all letters of credit, whether stand-by or documentary, issued by any third party and (iii) all other Contracts relating to Indebtedness of Prototype or any of its subsidiaries (not including Indebtedness solely between Prototype and any of its wholly owned subsidiaries or solely between any wholly owned subsidiaries of Prototype), in each case, which provides for aggregate payments in excess of US$50,000 individually or US$100,000 in the aggregate;

          (f) all Contracts, including, without limitation, any Prototype Plan, any of the benefits of which will be increased or otherwise modified, or the vesting, funding or delivery of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (g) all Contracts of indemnification and all guaranties other than any Contract of indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

          (h) all Contracts with any Governmental Entity;

          (i) all Contracts containing any provision or covenant prohibiting, impairing, limiting or restricting, or purporting to prohibit, impair, limit or restrict, the ability of Prototype or any of its subsidiaries to
     (i) sell or license any products or services of or to any other person,
     (ii) engage in any line of business, (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to Prototype or any of its subsidiaries, in each case in any geographic area or during any period of time, (iv) grant any distribution or licensing rights or (v) acquire any property, assets or business;

          (j) all Contracts currently in force relating to (i) the disposition or acquisition by Prototype or any of its subsidiaries after December 31, 2001 of a material amount of assets or pursuant to which Prototype or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Prototype's subsidiaries or (ii) capital expenditure or expenditures in excess of US$75,000 in any calendar year;

          (k) all Contracts relating to the lease of real property leased (whether as lessor or lessee), used or operated by Prototype or any of its subsidiaries;

          (l) all dealer, distributor, joint marketing and development Contracts currently in force under which Prototype or any of its subsidiaries have continuing obligations to jointly market any product, technology or service and which may not be canceled by Prototype or its subsidiary without penalty upon notice of 30 days or less, and all Contracts pursuant to which Prototype or any of its subsidiaries have continuing obligations to jointly develop any Intellectual Property that may not be canceled by Prototype or its subsidiary without penalty on notice of 30 days or less;

          (m) all Contracts currently in force to license any third party to manufacture or reproduce any Prototype product, service or technology and all Contracts currently in force to sell or distribute any Prototype products, service or technology except agreements with distributors or sales representatives in the ordinary course of business having expected payments of less than US$100,000 in the aggregate for any such agreement;

          (n) all Contracts currently in force to provide source code to any third party for any product or technology that is material to Prototype and its subsidiaries taken as a whole;

          (o) all material IP Agreements, including any Licenses or Marketing Agreements;

          (p) all settlement agreements and similar Contracts under which Prototype has ongoing obligations;

          (q) all stockholder agreements, voting agreements, buy-sell agreements, and other Contracts granting any party any rights to exercise control over Prototype or any of its subsidiaries, or any of Prototype's or its subsidiaries' capital stock, and all such Contracts to which Prototype and its subsidiaries are not a party or otherwise bound the existence of which Prototype has received notice in writing; and

          (r) all other Contracts, whether or not made in the ordinary course of business, which are material to Prototype and its subsidiaries, taken as a whole, or the conduct of the business of Prototype and its subsidiaries, taken as a whole, or the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          2.8.2. To the knowledge of Prototype, each Material Contract: (i) is legal, valid and binding on Prototype or its respective subsidiary party thereto and, to the knowledge of Prototype, the other parties thereto, and is in full force and effect and (ii) upon consummation of the Merger, shall continue in full force and effect without penalty or other adverse consequence to Prototype or any of its subsidiaries, except for such failures as would not reasonably be expected to have a Material Adverse Effect. Neither Prototype nor any of its subsidiaries is in breach of, or default under, any Material Contract, nor is there any existing or prospective default or event of default or event which with notice or lapse of time, action by any third party, or combination thereof, would constitute a default by Prototype under any Material Contract, other than such breaches as would not reasonably be expected to have a Material Adverse Effect. Neither Prototype nor any subsidiary of Prototype has received any written notice, and otherwise has no knowledge, of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other communication calling upon it to comply with any provision of any Material Contract or asserting noncompliance therewith or asserting that Prototype or any of its subsidiaries has waived or altered its rights thereunder, or that any party to any Material Contract intends or is threatening to terminate or fail to exercise any renewal or extension of any Material Contract. No other party to any Material Contract is, to the knowledge of Prototype, in material breach thereof or default thereunder. Each of the properties that is leased by Prototype or any of its subsidiaries (the "Leased Properties") (including any easements, rights of access, rights of way or similar rights benefiting the properties) (i) is in good repair, free of defects and is otherwise adequate and sufficient to permit the continued use of such facility in the manner and for the purpose to which it is presently devoted, and (ii) has adequate and sufficient access to and from public areas. To Prototype's knowledge, all certificates of occupancy necessary for the current use and operation of the Leased Properties have been issued and are in full force and effect, and the use of the Leased Properties is in conformity in all material respects with such certificates of occupancy. The Leased Properties (taking into account all liens and third party rights related thereto) are in all respects suitable and adequate to support the operations of Prototype and its subsidiaries and for the purposes to which they are presently used, except as would not have a Material Adverse Effect. Except as set forth in Section 2.8.2 of the Prototype Disclosure Schedule, Prototype and its subsidiaries are the sole tenants and occupants of the Leased Properties. There is no Contract granting any person any preferential right to purchase any of the material properties or material assets of Prototype or any of its subsidiaries.

     2.9. Absence of Certain Changes and Events. Except as disclosed in the Prototype Reports filed prior to the date hereof (other than in any "risk factor," forward-looking statement disclaimer or similar section of any Prototype Report), since December 31, 2001:

          (a) each of Prototype and its subsidiaries has conducted its business only in the ordinary course of business;

          (b) none of Prototype or its subsidiaries has taken any of the actions prohibited under paragraphs (a) through (r) of Section 4.1.2, if such section applied during the period between December 31, 2001 and the date hereof; and

          (c) there has not occurred any Material Adverse Effect, or, to Prototype's knowledge, any development or combination of developments which would reasonably be likely to have a Material Adverse Effect.

     2.10. Taxes.

           2.10.1. Tax Returns Filed; Taxes Paid. Except as set forth in Section
2.10.1 of the Prototype Disclosure Schedule, (i) all material returns, declarations, claims for refund, information returns and reports ("Tax Returns") of or with respect to any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any U.S. federal, state or local or Israeli or other taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal (tangible and intangible) property, environmental, capital stock, leasing, lease, user, license, registration, payroll, withholding, disability, employment, social security (or similar), workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto ("Tax" or "Taxes") which are required to be filed on or before the Closing by or with respect to Prototype or any of its subsidiaries have been or will be duly and timely filed, on or before the Closing Date, except to the extent valid extensions for the filing of such Tax returns are properly obtained, (ii) all material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all such information and any other information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes owed by Prototype or any of its subsidiaries which have become or will become due on or before the Closing Date have been or will be timely paid in full, (iv) all Tax withholding and deposit requirements imposed on or with respect to Prototype or any of its subsidiaries on or before the Closing Date have been or will be satisfied in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) except as set forth in Section 2.10.1 of the Prototype Disclosure Schedule, and other than statutory liens for taxes which are not yet due and payable, there are no Encumbrances on any of the assets of Prototype or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

           2.10.2. Open and Closed Returns Disclosed. Section 2.10.2 of the Prototype Disclosure Schedule sets forth each Tax Return filed by Prototype or any of its subsidiaries for any Tax period ending prior to the date hereof, which has been audited by a taxing authority, and indicates which such Tax Returns currently remain the subject of a continuing audit by a taxing authority.

           2.10.3. Extensions Disclosed. Except as set forth in Section 2.10.3 of the Prototype Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Prototype or any of its subsidiaries or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to Prototype or any of its subsidiaries.

           2.10.4. Claims Disclosed. There is no pending written claim, assessment, notice of proposed deficiency, notice of deficiency, notice of proposed, or notice of adjustment received by Prototype or any of its subsidiaries from any taxing authority with respect to any Tax Return of or with respect to Prototype or any of its subsidiaries with respect to any period for which the statute of limitations on the assessment of Tax deficiencies has not expired. No written claim has ever been made by a taxing authority in a jurisdiction where Prototype or any of its subsidiaries do not file Tax Returns that it or any such subsidiary is or may be subject to taxation in that jurisdiction.

           2.10.5. Scheduled Tax Liabilities Sufficient. As of the date hereof, no deficiencies for any Taxes have been asserted or assessed against Prototype or any of its subsidiaries which are not adequately reserved for in Prototype's financial statements included in the 2001 Financials, except for such failure to so reserve as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           2.10.6. Tax Allocation Agreements. Prototype has previously delivered to Parent true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting Prototype or any of its subsidiaries. No payments are due or will become due by Prototype or any of its subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement.

           2.10.7. United States Real Property Holding Corporation. Neither Prototype nor any of its subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code since December 31, 1996.

           2.10.8. Change of Accounting Method. Neither Prototype nor any of its subsidiaries is required to make any such change in accounting method, or has agreed with any taxing authority to make any such change in accounting method, that would result in Prototype or any of its subsidiaries being required to report taxable income in any Tax period beginning after the Closing Date that otherwise would have been reported in a Tax period ended on or before the Closing Date but for such change.

           2.10.9. Partnerships; Foreign Corporations. None of the property of Prototype or any of its subsidiaries is held in an arrangement that is classified as a partnership for Tax purposes, and neither Prototype nor any of its subsidiaries is, or owns any interest in any, controlled foreign corporation (as defined in section 957 of the Internal Revenue Code of 1986, as amended (the "Code")), personal holding company (as defined in section 542 of the Code), foreign personal holding company (as defined in section 552 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is required to be included in the income of Prototype or any of its subsidiaries.

           2.10.10. Safe Harbor Leases; Tax-Exempt Use Property. Except as set forth in Section 2.10.10 of the Prototype Disclosure Schedule, none of the property of Prototype or any of its subsidiaries is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

            2.10.11. Section 341(f) Election. Neither Prototype nor any of its subsidiaries has made an election under section 341(f) of the Code.

            2.10.12. Activity Limitations. Neither Prototype nor any of its subsidiaries has entered into any agreement or arrangement with any taxing authority that requires it to take any action or to refrain from taking any action, except for the undertaking in connection with the grant of an "Approved Enterprise" status as described in Section 2.10.14 and the undertaking in connection with the grant of options under Section 102 of the Israeli Income Tax Ordinance.

           2.10.13. Affiliated Groups. Except as set forth in Section 2.10.13 of the Prototype Disclosure Schedule, neither Prototype nor any of its subsidiaries (i) has been a member of an U.S. affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of U.S. federal, state or local or Israeli or other law), as a transferee or successor, by contract or otherwise.

           2.10.14. Tax Incentives. Section 2.10.14 of the Prototype Disclosure Schedule, together with Prototype's Annual Report on Form 20-F for the year ended December 31, 2000, lists each tax incentive granted to Prototype and its subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive, including but not limited to certain investment programs of Prototype which are qualified by the Investment Center as an "Approved Enterprise" (an "Approved Enterprise") within the definition of the Law for the Encouragement of Capital Investments (1959), as amended. Prototype and its subsidiaries have complied in all material respects with all requirements of Israeli law to be entitled to claim all such incentives. Subject to the receipt of the approvals set forth in Section 2.2.2, the consummation of the Merger will not adversely affect the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by Section 2.2.2, prior to the consummation of the Merger in order to preserve the entitlement of Prototype or its subsidiaries to any such incentive.

           2.10.15. Industrial Company. Prototype is qualified as an "Industrial Company" within the definition of the Law for the Encouragement of Industry (Taxes), 1969. To the knowledge of Prototype, there is no reason for disqualifying Prototype from being an Industrial Company for any past or present period, nor would such reason arise through the conduct and performance of Prototype's business and operations in accordance with its plans and projections (including as a result of the Merger or the other transactions contemplated hereby).

     2.11. Intellectual Property.

           2.11.1. For purposes of this Agreement, the following terms have the following definitions:

"Copyrights" means any copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto, in each case which are material to the business of Prototype and its subsidiaries taken as a whole.

"Intellectual Property" means any or all of the following: (i) Copyrights, moral rights, works of authorship including, without limitation, Software Programs, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) Patents, inventions (whether or not patentable), improvements, technology, methods, processes, tools and designs, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) Trademarks, (vi) domain name registrations, web addresses and sites, and all other intellectual property (whether registered or unregistered) and all applications and economic rights of authors and inventors, however denominated, for any such rights, anywhere in the world.

"Intellectual Property Rights" means all rights in any Intellectual Property.

"Patents" means all United States, Israeli and other patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures.

"Prototype Intellectual Property Rights" means any Intellectual Property Rights that are owned by or licensed to Prototype or its subsidiaries.

"Prototype Registered Intellectual Property Rights" means Registered Intellectual Property Rights owned by Prototype or its subsidiaries.

"Registered Intellectual Property Rights" means all Patents (including registrations and applications to register), Trademarks (including registrations and applications to register) and Copyrights (including registrations and applications to register).

"Trademarks" means trademarks and service marks, trade names, brand names, corporate names, logos, trade dress, and other words, designations, labels, symbols, designs, colors, color combinations or product configurations, whether registered or unregistered.

           2.11.2. Section 2.11.2 of the Prototype Disclosure Schedule lists, to the extent material to the conduct of the business of Prototype and its subsidiaries, all Registered Prototype Intellectual Property Rights (including but not limited to registration numbers and application serial numbers) as well as any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Prototype Intellectual Property Rights. To the extent any Prototype Intellectual Property Rights that are material to the conduct of the business of Prototype and its subsidiaries are not registered or the subject of an application to register, they shall be identified as accurately and concisely as reasonable under the circumstances.

           2.11.3. Except as set forth in Section 2.11.3(a) of the Prototype Disclosure Schedule, Prototype has no knowledge of any information, materials, facts or circumstances that would render any Prototype Intellectual Property Rights invalid or unenforceable, except as would not have a Material Adverse Effect. Except as set forth in Section 2.11.3(b) of the Prototype Disclosure Schedule (including references to applicable sections of relevant agreements), to the knowledge of Prototype, (i) each of the Prototype Intellectual Property Rights, including all Prototype Registered Intellectual Property Rights, is free and clear of any third-party rights including any statute, rule, regulation, executive order, order, decree, ruling, injunction or other legal requirements of any Governmental Entity (each, an "Order") or any Encumbrance, (ii) Prototype is the exclusive owner or exclusive licensee of all material Prototype Intellectual Property Rights (including all improvements, derivative works and the like), (iii) except as would not have a Material Adverse Effect, Prototype has obtained (by agreement or operation of law) a valid and enforceable assignment sufficient to irrevocably transfer all Intellectual Property Rights (including the right to seek past and future damages with respect thereto) from third parties for all Intellectual Property developed or owned by those third parties and used in the conduct of Prototype's business, (iv) Prototype does not license any Prototype Intellectual Property Rights to third parties, or permit third parties to use any Prototype Intellectual Property Rights other than in accordance, in all material respects, with the terms and conditions of its standard end-user agreements, complete and correct copies of which are attached as Attachment A to Section 2.11.3 of the Prototype Disclosure Schedule, (except for price and terms of payment), and (v) Prototype owes no royalties or payments to any third party for using or licensing to others any Prototype Intellectual Property Rights.

           2.11.4. The Prototype Intellectual Property Rights, technology in the public domain and any Commercial Software licensed to Prototype, constitutes all of the Intellectual Property used in and/or necessary to the conduct of the business of Prototype as it currently is conducted, and, to Prototype's knowledge, no facts or circumstances exist (including the ownership of any Intellectual Property Rights by any person) that would reasonably be expected to preclude, or limit or impair in any material respect, Prototype's ability to conduct its business as planned to be conducted.

           2.11.5. Other than inbound "shrink-wrap," "click wrap" and similar generally available, generally not negotiated, commercial binary code end-user or enterprise licenses ("Commercial Software"), Prototype has made available to Parent or its counsel a copy of all material Contracts to which Prototype is a party, a third-party beneficiary, or otherwise bound by such material Contract with respect to any Intellectual Property Rights, including the Licenses and Marketing Agreements (collectively, the "IP Agreements"), and a list of all material IP Agreements are set forth in Section 2.8.1(o) of the Prototype Disclosure Schedule. To the knowledge of Prototype, (i) all IP Agreements (a) are in full force and effect and (b) are not the subject of any dispute regarding the rights and obligations specified in such IP Agreements, or performance under such IP Agreements, and (ii) Prototype is not in material breach of and has not failed, in any material respect, to perform under, any IP Agreement and, to Prototype's knowledge, no other party to any IP Agreement is in material breach thereof or has failed to perform thereunder in any material respect.

           2.11.6. To the knowledge of Prototype, the operation of the business of Prototype as it currently is conducted or is contemplated to be conducted by Prototype, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Prototype does not, and will not when conducted by Prototype in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which Prototype operates or distributes its products.

            2.11.7. All registrations for Prototype Registered Intellectual Property Rights are valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Prototype Registered Intellectual Property Rights have been paid and all reasonably necessary documents and certificates in connection with such Prototype Registered

Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel and other jurisdictions, as the case may be, for the purposes of maintaining such Prototype Registered Intellectual Property Rights.

           2.11.8. To the knowledge of Prototype, no person is infringing or misappropriating any Prototype Intellectual Property Rights in any material way.

           2.11.9. Prototype has in force the trade secret protection program set forth in Section 2.11.9 of the Prototype Disclosure Schedule. To Prototype's knowledge, there has been no material violation of such program by any person or entity. To Prototype's knowledge, none of its employees or consultants has disclosed or used any Confidential Information in a manner adverse to Prototype. Prototype has taken all commercially reasonable steps to protect Prototype's rights in confidential information and trade secrets of Prototype or as required by any other person who has provided its confidential information, source code or trade secrets to Prototype. Except as set forth in Section 2.11.9 of the Prototype Disclosure Schedule, all personnel who are currently or formerly have been employees, agents, consultants and contractors of Prototype who have contributed to or participated in the conception and development of all Intellectual Property for or on behalf of Prototype have executed nondisclosure agreements in form provided by Prototype to Parent and either (i) have been a party to a "work-for-hire" arrangement or agreements with Prototype in accordance with applicable national and state law that has accorded Prototype full, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor or Prototype as assignee that have conveyed to Prototype, effective, and exclusive ownership of all tangible and intangible property thereby arising, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

           2.11.10. To the knowledge of Prototype, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Prototype, by operation of law or otherwise, of any Contracts to which Prototype is a party, will result in (i) the Surviving Corporation's granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, either of them, (ii) the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, (iii) an obligation of the Surviving Corporation or any of its subsidiaries to pay any additional amounts or consideration under any IP Agreement other than ongoing fees, royalties or payments which Prototype would otherwise be required to pay or (iv) require the consent of any party to any IP Agreement.

            2.11.11. Except as set forth in Section 2.11.11 of the Prototype Disclosure Schedule, none of the Intellectual Property covered by the Prototype Intellectual Property Rights was developed by or on behalf of or using grants of any Governmental Entity.

            2.11.12. Software Programs; Contracts.

          (a) Section 2.11.12(a) of the Prototype Disclosure Schedule accurately identifies all software programs currently being marketed by Prototype and all material software products or programs under development by Prototype but not currently marketed (collectively, the "Software Programs"). Except as set forth in Section 2.11.12(a) of the Prototype Disclosure Schedule, to the knowledge of Prototype, there are no freeware, shareware or similarly restricted computer code or programs contained in or comprising any Software Programs.

          (b) To Prototype's knowledge, the Software Programs have performed in accordance with the warranties set forth in the standard end-user agreements attached as Attachment A to Section 2.11.3 of the Prototype Disclosure Schedule.

          (c) To Prototype's knowledge, Prototype has not taken any action, or failed to take any action, that would reasonably be likely to result in a material adverse effect on the protection of the Software Programs under applicable Intellectual Property laws, or in the release of source code from escrow.

          (d) Section 2.11.12(d) of the Prototype Disclosure Schedule sets forth a list of all material licenses and sublicenses of the Software Programs in effect on the date hereof which have generated, or are reasonably expected to generate, revenue of US$250,000 or more and all current material customer trial agreements for the Software Programs granted by Prototype to other parties (collectively, the "Licenses"). All Contracts identified in
     Section 2.11.12(d) of the Prototype Disclosure Schedule constitute only end-user agreements, each of which grants the end user thereunder principally the nonexclusive right and license to use an identified Software Program and related user documentation, for internal purposes only and only in the form of software object code. In addition, Section 2.11.12(d) of the Prototype Disclosure Schedule sets forth the general product licensing and pricing policies of Prototype by categories of Software Programs and further accurately identifies each Software Program which generated 5% or more of Prototype's revenues on a consolidated basis for the year ended December 31, 2001.

     (e) The technical documentation of the Software Programs (the "Technical Documentation") includes the source code (with comments, to the extent they exist within the source code) for all Software Programs, as well as any pertinent comments by or explanation that may be necessary to render such materials understandable and usable, all according to customary industry standards. The Technical Documentation also includes any programs (including compilers), "workbenches," tools and higher level (or "proprietary") languages necessary for the development, maintenance and implementation of the Software Programs. Section 2.11.12(e) of the Prototype Disclosure Schedule sets forth a complete list of all material contracts, agreements, licenses, or other material commitments or arrangements in effect with respect to the marketing, remarketing, distribution, licensing or promotion of (i) the Software Programs or any other Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor or other remarketer or sales organization (which is not a direct or indirect wholly owned subsidiary of Prototype) or (ii) any third party's software products by Prototype (collectively, the "Marketing Agreements"). Section 2.11.12(e) of the Prototype Disclosure Schedule accurately identifies each

     Marketing Agreement which generated 5% or more of Prototype's revenues on a consolidated basis during the preceding four fiscal quarters.

     2.12. Properties. Except for merchandise and other property and assets sold, used or otherwise disposed of in the ordinary course of business, Prototype has good and valid title to all its properties and assets, real and personal, reflected in the balance sheet of Prototype, dated as of December 31, 2001, included in the 2001 Financials or otherwise in the Prototype Reports, or acquired subsequent to December 31, 2001, free and clear of any Encumbrance of any nature whatsoever, except (i) Encumbrances reflected in the balance sheet of Prototype, dated as of December 31, 2001, included in the 2001 Financials, (ii) Encumbrances for current Taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property or assets subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which Prototype leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid and effective, and there is not, under any such leases, any existing or prospective default or event of default or event which with notice, lapse of time or action by any third party, or any combination thereof, would constitute a default by Prototype and in respect to which Prototype has not taken adequate steps to prevent a default from occurring, except as would not reasonably be expected to have a Material Adverse Effect. The buildings and premises of Prototype that are used in its business are in satisfactory condition and are adequate for the continued conduct of Prototype's business on a basis consistent with past practice, subject to ordinary wear and tear, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.12 of the Prototype Disclosure Schedule, all major items of equipment of Prototype are in good and sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of Prototype's business on a basis consistent with past practice, ordinary wear and tear excepted, and are free from any known defects or Encumbrances.

     2.13. Litigation. Except as set forth in Section 2.13 of the Prototype Disclosure Schedule, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending, or to the knowledge of Prototype, threatened, against or affecting Prototype or any of its subsidiaries at law or in equity, or before any Governmental Entity, which would involve a liability in excess of US$100,000. There is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending, or to the knowledge of Prototype, threatened, against or affecting Prototype at law or in equity, or before any Governmental Entity (including those set forth in Section 2.13 of the Prototype Disclosure Schedule), which would reasonably be expected to have a Material Adverse Effect.

     2.14. Environmental Matters; Permits.

           2.14.1. Except as set forth in the Prototype Reports filed prior to the date hereof, (i) Prototype and each of its subsidiaries is in compliance with all applicable laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or emissions, discharges, releases, disposal, migration or handling of any Hazardous Substance (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by Prototype and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither Prototype nor any of its subsidiaries has received written (or, to the Prototype's knowledge, oral) notice of, or, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any such person alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") including, without limitation, relating to any contractor, subcontractor or agent of Prototype or for the business, or relating in any way to any prior facilities, locations, or business of Prototype or any of its subsidiaries; and (iii) there are no conditions or circumstances that are reasonably likely to result in any liability of Prototype or any of its subsidiaries under any Environmental Law, prevent or interfere with any such compliance thereunder in the future including, without limitation, relating to any contractor, subcontractor or agent of Prototype or any of its subsidiaries or for the business, or relating in any way to any prior property, facilities, locations, or business owned, leased or otherwise occupied or used by Prototype or any of its subsidiaries, except for any such conditions or circumstances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Prototype has provided to Parent all environmental assessments, reports, data, results of investigations, or compliance or other environmental audits conducted by or for Prototype or any of its subsidiaries, or otherwise relating to Prototype's or any of its subsidiary's business or properties (whether owned, leased or operated).

     2.14.2. There are no Environmental Claims which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect that are pending or threatened against Prototype or any of its subsidiaries or against any person whose liability for any Environmental Claim Prototype or any of its subsidiaries has or is reasonably likely to have been retained or assumed by Prototype or any of its subsidiaries either contractually or by operation of law.

             2.14.3. For purposes of this Agreement, a "Hazardous Substance" means (i) any regulated, hazardous, toxic or dangerous waste, emission, substance or material (including gases, liquids and solids) defined as such in (or for the purposes of) any Environmental Law, including Environmental Laws relating to or imposing liability or standards or conduct concerning any regulated, hazardous, toxic or dangerous waste, emission, substance or material,
(ii) petroleum, petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon or lead or lead-based paints or materials and
(iii) any other chemical, material or substance, exposure to or emission of which is prohibited, limited or regulated by any Governmental Entity pursuant to any Environmental Law or any health and safety or similar law, statute or regulation and which poses or could reasonably be expected to pose a hazard to the health and safety of any person or property including workers at or users of any properties of Prototype or any of its subsidiaries, or cause damage to the environment or natural resources.

            2.14.4. Prototype and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals and other authorizations from Governmental Entities which are material to the operation of the business of Prototype and its subsidiaries taken as a whole (collectively, the "Prototype Permits"). Prototype and its subsidiaries have been and are in compliance in all material respects with the terms of the Prototype Permits and any conditions placed thereon. Prototype does not know of any reason it would not be able to renew any of the Prototype Permits required to operate or use any of Prototype's or any of its subsidiary's assets for their current or anticipated purposes and uses. There are no permits, licenses, variances, exemptions, orders or approvals or other authorizations from Governmental Entities held by Prototype or any of its subsidiaries, or required for Prototype's or any of its subsidiary's business, that are required to be transferred or reissued, or that are otherwise prohibited from being transferred or reissued, as a result of the transactions contemplated by this Agreement.

     2.15. Compliance with Other Laws. Except as set forth in the Prototype Reports filed prior to the date hereof, none of Prototype or any of its subsidiaries is in violation of or in default with respect to any applicable law or any applicable rule, regulation, or any writ or decree of any Governmental Entity, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations which, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     2.16. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Prototype and its counsel directly with Parent and its counsel, without the intervention of any other person as the result of any act of Prototype or any of its affiliates, and without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than financial advisory fees to be paid by Prototype to Tanner & Co., Inc. (the "Financial Advisor") in connection with the Merger, under an engagement agreement, a true and correct copy of which has been provided to Parent, which engagement agreement has not thereafter been amended, modified or waived in any respect.

     2.17. Employment Matters.

           2.17.1. Except as set forth in Section 2.17.1 of the Prototype

Disclosure Schedule, Prototype is not a party to, or otherwise bound by, any collective bargaining contract, collective labor agreement or other collective contract or arrangement with a labor union, trade union or other organization or body involving any of its employees that requires it to provide benefits or working conditions in excess of the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists' Association. Except as set forth in Section
2.17.1 of the Prototype Disclosure Schedule, Prototype has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. Except as set forth in Section 2.17.1 of the Prototype Disclosure Schedule, Prototype does not have and is not subject to, and no employee of Prototype benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof. All of the employees of Prototype are "at will" employees subject to the termination notice provisions included in employment agreements or applicable law. Except as set forth in Section 2.17.1 of the Prototype Disclosure Schedule, there is no claim or complaint that is pending or, to the knowledge of Prototype, has been threatened against Prototype by any person who is or has been an employee or director of Prototype that, if individually or collectively resolved against Prototype would reasonable be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, there are no unfair labor practice claims or charges that are pending, or that, to the knowledge of Prototype, have been threatened against Prototype. Since December 31, 1997, (i) there has been no labor strike, slowdown or stoppage pending (or, to the best knowledge of Prototype, threatened) against or affecting Prototype,
(ii) there has been no dispute between Prototype and any group of its employees,
(iii) no event has occurred and no circumstance or condition exists that could reasonably be expected to give rise to any such labor strike, slowdown, stoppage or dispute and (iv) there has been no effort on the part of any labor union to organize any employees of Prototype. Prototype has good labor relations, and Prototype has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement would reasonably be expected to have a material adverse effect on any of Prototype's labor relations, or (ii) to Prototype's knowledge, any of the employees of Prototype intends to terminate his or her employment with Prototype.

          2.17.2. Except for the employment agreements described in Section
2.17.2 of the Prototype Disclosure Schedule, there is no Contract between Prototype and any of its employees or directors, or other set of circumstances known to Prototype, that would give rise to a claim for damages or compensation in excess of US$25,000 (other than statutory severance pay) if any employee or director is terminated by Prototype with or without notice. Prototype is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment.

          2.17.3. All amounts that Prototype is legally or contractually required either (i) to deduct from its employees' salaries or to transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund or (ii) to withhold from their employees' salaries and pay to any Governmental Entity as required by the Israeli Tax Ordinance have, in each case, been duly deducted, transferred, withheld and paid.

          2.17.4. (i) Each Prototype Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including, with respect to Prototype or any trade, business or entity under common control with Prototype within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate"), all obligations pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA), and is, to the extent required by applicable law or contract, fully funded (including establishing book reserves in accordance with normal accounting practices) without having any deficit or unfunded actuarial liability; (ii) except as would not reasonably be expected to have a Material Adverse Effect, all required contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each Prototype Plan that is required or intended to be qualified under applicable law or registered or approved by a Governmental Entity has been so qualified, registered or approved by the appropriate Governmental Entity, and, to the knowledge of Prototype, nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate Governmental Entity to revoke such qualification, registration or approval; (iv) to the extent applicable, and any Prototype Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or has time remaining under applicable regulations or Internal Revenue Service pronouncements to obtain a favorable determination or opinion letter) and, to the knowledge of Prototype, nothing has occurred to cause or would reasonably be expected to cause the loss of such qualified status and each trust funding any Prototype Plan which is intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements in all material respects and provides no material disqualified benefits (as such term is defined in Code Section 4976(b)); (v) no Prototype Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or is a defined benefit pension plan; (vi) there are no pending or, to the knowledge of Prototype, threatened material claims against or otherwise involving any of the Prototype Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Prototype Plan activities) has been brought against or with respect to any Prototype Plan and, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Prototype Plans, any fiduciaries thereof with respect to their duties to the Prototype Plans or the assets of any of the trusts under any of the Prototype Plans which could reasonably be expected to result in any material liability of Prototype to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Prototype Plan, any participant in a Prototype Plan, or any other party; (vii) neither Prototype nor any ERISA Affiliate has incurred or is reasonably expected to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Prototype; (viii) neither Prototype nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, currently or formerly maintained by Prototype; (ix) Prototype has substantially performed all material obligations, whether arising by law or by contract, required to be performed by it in connection with the Prototype Plans; (x) to the knowledge of Prototype, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on Prototype of (a) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of
Section 502 of ERISA, (b) material breach of fiduciary duty liability damages under Section 409 of ERISA or (c) a material Tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (xi) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Prototype, or result in any limitation on the right of Prototype to amend, merge, terminate or receive a reversion of assets from any Prototype Plan or related trust or any employment agreement or related trust, and without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Prototype in connection with the transactions contemplated hereby could be an "excess parachute payment" within the meaning of
Section 280G of the Code; (xii) there are no amendments increasing benefits under to any Prototype Plan that have been adopted or approved nor has Prototype undertaken to make any such amendments or to adopt or approve any new Prototype Plan; (xiii) to Prototype's knowledge, each individual who renders services to Prototype who is classified by Prototype as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under a Prototype Plan) is properly so characterized; and (xiv) Prototype has no obligations for retiree welfare benefits and life benefits under any Prototype Plan, except for health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state healthcare continuation law, and there are no agreements or undertakings (whether written or unwritten) that would prevent Prototype from amending or terminating any such Prototype Plan (other than individual agreements or contracts) without incurring any material liability thereunder.

     2.18. Board Approval. The Board of Directors of Prototype has (i) determined that the Merger fair to, and in the best interests of, Prototype and its shareholders, and that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Prototype to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of Prototype approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.19. Information Supplied by Prototype. None of the information or data (including financial statements) concerning Prototype which will be included in a proxy statement to be sent to the shareholders of Prototype in connection with the Prototype General Meeting to be held to obtain the Prototype Shareholder Vote in accordance with applicable Israeli law (the "Proxy Statement") will, at the time the Proxy Statement is mailed to the shareholders of Prototype or at the time of the Prototype General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and the Proxy Statement will comply with applicable law in all material respects.

     2.20. Inapplicability of Certain Articles and Statutes. To the knowledge of Prototype, other than Article 100 of the Amended and Restated Articles of Association of Prototype, Prototype is not subject to any takeover law, statute or regulation or provision of its Formation Documents, that might delay, impair or prohibit consummation of the Merger or any other transaction contemplated by this Agreement. Prototype and the Board of Directors have taken all necessary action to approve this Agreement, the Merger and the other transactions contemplated hereby under any takeover law, statute or regulation and for purposes of Article 100 of the Amended and Restated Articles of Association of Prototype and any other similar takeover provision so that such provisions will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

     2.21. Certain Shareholders; Affiliates. To the knowledge of Prototype, except for the persons set forth in Section 2.21 of the Prototype Disclosure Schedule, there is no person who, as of the date hereof, "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) 5% or more of the outstanding Prototype Shares.

     2.22. Relationships with Related Persons. Except as set forth in the Prototype Reports filed prior to the date hereof or as identified in Section
2.22 of the Prototype Disclosure Schedule, there are no, and since January 1, 2000, there have not been any, Contracts or other transactions between Prototype or any of its subsidiaries, on the one hand, and any director or executive officer of Prototype or any of their respective Related Persons, on the other hand, and no director or executive officer of Prototype or any of their respective Related Persons have any material interest in any of the material assets or properties of Prototype or any of its subsidiaries. Except as set forth in Section 2.22 of the Prototype Disclosure Schedule, to the knowledge of Prototype, no executive officer, key employee or director of Prototype or any of their respective Related Persons has any claim, charge, action or cause of action against Prototype or any of its subsidiaries, except for claims for accrued vacation pay, accrued benefits under Prototype's benefit plans, claims for compensation, expense reimbursement and similar obligations and similar matters and agreements, in the ordinary course of business. For purposes hereof, the term "Related Persons" means (a) each other member of such individual's Family; and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, siblings, or ancestors (iii) any lineal descendent of such individual, or their siblings, or ancestors or (iv) a trust for the benefit of any of the foregoing.

     2.23. Grants, Incentives and Subsidies. Section 2.23 of the Prototype Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to Prototype, including, without limitation, (i) Approved Enterprise status from the Investment Center and (ii) grants from the OCS (collectively, "Grants"). Prototype has made available to Parent, prior to the date hereof, complete and correct copies of all documents evidencing the Grants and of all letters of approval, and supplements thereto, granted to Prototype in connection therewith.
Section 2.23 of the Prototype Disclosure Schedule details all material undertakings of Prototype given in connection with the Grants. Without limiting the generality of the above, Section 2.23 of the Prototype Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Prototype with respect to royalties, and the outstanding amounts paid or to be paid by the OCS to Prototype (and by Prototype to the OCS) and the composition of such obligations or amount by the product or product family to which it relates. Prototype is in compliance, in all material respects, with the terms and conditions of the Grants and, except as disclosed in Section 2.23 of the Prototype Disclosure Schedule hereto, has duly fulfilled, in all material respects, all undertakings relating thereto.

     2.24. Foreign Corrupt Practices Act. To Prototype's knowledge, the activities of each of Prototype, its subsidiaries and its officers, directors and employees has complied in all material respects, and the operations of each of Prototype and its subsidiaries has complied in all material respects, with all applicable laws governing corrupt or illicit business practices, including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities and/or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person, and/or dealing with business practices in relation to investments outside of the United States (including, by way of example, if applicable, the U.S. Foreign Corrupt Practices Act, as amended).

     2.25. Hedging Transactions. None of Prototype nor any of its subsidiaries is a party to or, or bound by, any outstanding hedging transaction or arrangement.

     2.26. Opinion of Financial Advisor. The Financial Advisor has delivered its written opinion to the Board of Directors to the effect that, as of the date of such opinion, the Per Share Merger Consideration to be received in the Merger by the holders of Prototype Shares is fair from a financial point of view to such holders, and a complete and correct copy of such opinion has been delivered to Parent (and has not been withdrawn, amended or otherwise modified subsequent to such delivery).

2.27. Customers and Suppliers . Since December 31, 2001 through the date hereof, except as set forth in Section 2.27 of the Prototype Disclosure Schedule, no material licensor, vendor, supplier, licensee or customer of Prototype or any of its subsidiaries has canceled or otherwise modified (in a manner materially adverse to Prototype and its subsidiaries taken as a whole) its relationship with Prototype or its subsidiaries and, to Prototype's knowledge, no such person has notified Prototype of its intention to do so. Section 2.27 of the Prototype Disclosure Schedule accurately identifies each customer of Prototype which accounted for 5% or more of Prototype's revenues during the preceding four fiscal quarters.

2.28. Restrictions on Business Activities. To Prototype's knowledge, there is no order, decree, ruling, injunction or other similar legal requirement of any Governmental Entity expressly binding Prototype or any of its subsidiaries, or any Contract to which Prototype or any of its subsidiaries is a party or which is otherwise binding upon Prototype or any of its subsidiaries, which (A) contains any provision or covenant prohibiting, impairing, limiting or restricting, or purporting to prohibit, impair, limit or restrict, the ability of Prototype or any of its subsidiaries to (i) sell or license any products or services of or to any other person in any material respect, (ii) engage in any material line of business, (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to Prototype or any of its subsidiaries in any material respect, (iv) grant any material distribution or licensing rights or (v) acquire any property, assets or business that could be material to Prototype or any of its subsidiaries or (B) would reasonably be expected to have any of the effects described in clauses (i) through (v) above.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Each of Parent and Merger Sub, jointly and severally, represents and warrants to Prototype as follows:

     3.1. Organization and Standing. Parent is a company duly organized and validly existing under the laws of The Netherlands and Merger Sub is a company duly organized and validly existing under the laws of the State of Israel. Each of Parent and Merger Sub has all requisite power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

     3.2. Agreement Authorized and its Effect on Other Obligations.

          3.2.1. Authorization and Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the performance by each of Parent and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery hereof by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and by general principles of equity.

     3.2.2. Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) the Required Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not have a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

     3.2.3. No Violation. Assuming the receipt of all consents, approvals, orders or authorizations of, and the registration, declaration or filing with, any Governmental Entity contemplated by Section 3.2.2, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the organizational documents of Parent or Merger Sub, (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate, cancel, modify or amend in any respect its obligations under, any indenture, mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, order, judgment, decree, contract or other arrangement or commitment to which Parent or any of its subsidiaries is a party or by which any of them or their properties or assets are bound, (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; or (iv) with the passage of time, the giving of notice, or the taking of any action by a third person, or any combination thereof, have any of the effects set forth in clause
(ii) and (iii) of this Section 3.2.3, in each case (other than clause (i) hereof) other than such violations, breaches or defaults as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

     3.3. Information for Proxy Statement. None of the information and data concerning Parent or Merger Sub to be furnished in writing by Parent or Merger Sub to Prototype explicitly for use in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of Prototype or at the time of the Prototype General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     3.4. Financing. Parent and Merger Sub collectively have available to them (and hereby agree that they shall continue to have through the Effective Time) all funds from their cash and cash equivalents, committed equity capital available on call or borrowings currently available under existing credit facilities necessary to purchase all outstanding Prototype Shares (on a fully-diluted basis) in accordance with and subject to the terms and conditions of this Agreement, to perform their other obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement that are payable by them.

     3.5. Finder's Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who is entitled to any fee or commission from Prototype in connection with the transactions contemplated by this Agreement that is not contingent on the consummation of the Merger.

     3.6. Merger Sub. Merger Sub was formed by Parent or at Parent's direction for the purpose of engaging in the transactions contemplated by this Agreement, and, as of the date hereof, has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                       OBLIGATIONS PENDING EFFECTIVE TIME

     4.1. Conduct of Business by Prototype.

          4.1.1. During the period from the date of this Agreement continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except with the prior written consent of Parent, Prototype shall, and shall cause its subsidiaries to:

          (a) carry on its business only in the ordinary course of business, use its commercially reasonable efforts to (i) maintain the goodwill it now enjoys and to preserve intact its present business organization, (ii) keep available the services of its officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it, and in connection therewith it shall not substantially deviate from its licensing and pricing practices;

          (b) maintain all of its property and assets in good repair, order, and condition, reasonable wear and use excepted;

          (c) maintain its books of accounts and records in the ordinary course, in accordance with GAAP applied on a consistent basis;

          (d) duly comply in all material respects with all laws applicable to it and to the conduct of its business;

          (e) at its expense, take or agree to take any commercially reasonable actions in the ordinary course of business the failure of which to take would reasonably be expected to result in the representations and warranties made by it herein being materially inaccurate at the Effective Time;

          (f) maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it; and

          (g) observe in all material respects all provisions of, and perform in all material respects all its obligations under, its Material Contracts.

          4.1.2. Except as set forth in Section 4.1.2 of the Prototype

Disclosure Schedule, Prototype agrees that, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Prototype shall not, and shall not permit any of its subsidiaries to:

          (a) (i) increase the compensation payable or to become payable or the benefits provided or to become provided to current or former directors, officers, employees, or consultants of Prototype, or increase the compensation payable or benefits provided under any Prototype Plan or collective bargaining agreement or otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or compensation or benefits to become payable or provided to any current or former director, officer, employee or consultant of Prototype other than in the ordinary course of business to employees who are not officers or directors; (ii) grant any severance or termination pay (except as required by applicable law) to, or enter into or amend any employment, consulting, severance or other individual Contract with, any director, officer, employee or consultant of Prototype, or establish, adopt, enter into or amend any Prototype Plan; or (iii) hire the services of any director, officer, employee or consultant other than for total compensation (including salary, bonus and other benefits) not exceeding US$100,000 on an annualized basis;

          (b) split, reverse split, combine, consolidate, reclassify, divide or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares, property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire (whether directly or indirectly) any of its securities or any securities of its subsidiaries;

          (c) (i) incur or assume any Indebtedness except trade payables incurred in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Prototype or customary loans or advances to employees in the ordinary course of business and in amounts not material to the maker of such loan or advance) or make any change in its existing borrowing or lending arrangements for or on behalf of any such person, whether pursuant to an employee benefit plan or otherwise, (iv) pledge or otherwise encumber shares of capital stock of Prototype or any of its subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Encumbrance thereupon;

          (d) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, conversion or otherwise) any shares of any class or any securities (including, without limitation, any phantom or notional interest), except as required by agreements with Prototype's employees under the Prototype Plans, Prototype Option Agreements or Prototype Warrants, in each case as in effect as of the date hereof, or, except as contemplated by Section 4.7 hereof, amend any of the terms of any such securities or agreements outstanding as of the date hereof;

          (e) enter into any commitment relating to or incur any capital expenditure or contingent liability which would exceed US$100,000, individually or US$200,000 in the aggregate, except for sales of goods and services by Prototype and its subsidiaries in the ordinary course of business;

          (f) adopt a plan of complete or partial liquidation or adopt resolutions or enter into any Contract providing for the complete or partial liquidation, dissolution, merger, consolidation, amalgamation, arrangement, business combination, sale of all or a significant portion of assets, sale of securities, recapitalization, tender or exchange offer for securities of, or similar transaction involving Prototype or any of its subsidiaries (other than the Merger) or any other material corporate transaction, or consummate any of the foregoing;

          (g) acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets which are material to Prototype and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business which would be material to Prototype and its subsidiaries taken as a whole;

          (h) acquire (by merger, consolidation, or acquisition of capital stock or assets) any corporation, partnership or other business entity or division thereof or any equity interest therein;

          (i) except as may be required as a result of a change in GAAP or applicable law, change any of the accounting principles, practices or methods used by it;

          (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes, accounts receivable or other assets, other than in the ordinary course of business not to exceed US$50,000 in the aggregate;

          (k) amend or modify its Formation Documents or the character of its business;

          (l) (i) make any Tax election, settle or compromise any Tax liability of Prototype or any of its subsidiaries or file any Tax Return of Prototype or any of its subsidiaries or (ii) waive or extend the period for assessment or collection of any Taxes of Prototype or any of its subsidiaries;

          (m) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business, (ii) settle or compromise any pending or threatened suit, action or claim involving payments in excess of US$150,000 in the aggregate or (iii) settle or compromise any pending or threatened suit, action or claim other than solely for money damages;

          (n) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated unless Prototype shall have obtained a comparable replacement policy;

          (o) terminate, amend, modify, materially extend, or waive any material provision of, any Material Contract, or enter into any Contract other than in the ordinary course of business which could be material to Prototype and its subsidiaries taken as a whole, or enter into any Contract that would be a Material Contract;

          (p) take any action that would, or fail to take any action the failure of which would, cause directly or indirectly any material Intellectual Property to enter the public domain or that could otherwise adversely affect any material Prototype Intellectual Property Rights;

          (q) directly or indirectly enter into, modify or renew any collective bargaining agreement with any labor union or other representative of employees; or

          (r) take, agree in writing or otherwise to take, or propose or commit to take any action (i) described in this Section 4.1.2, (ii) which would reasonably be expected to make any of the representations or warranties of Prototype contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Closing Date, (iii) which could reasonably be expected to result in any of the conditions set forth in Article V not being satisfied (other than actions taken in strict compliance with Section 4.4), (iv) inconsistent with the transactions contemplated by this Agreement or the Voting Agreements or (v) to challenge, question or call into doubt the validity or enforceability of the Merger, any Voting Agreement or any of the transactions contemplated hereby or by any Voting Agreement.

          4.2. Financial Statements; Shareholder Communications.

               4.2.1. Prototype shall promptly prepare at the end of each calendar month and promptly deliver to Parent, but in no event later than fifteen (15) calendar days after the end of each calendar month, internal management accounts of income, retained earnings and cash flows of Prototype and its subsidiaries. In addition, Prototype shall promptly prepare at the end of each fiscal quarter and promptly deliver to Parent, but in no event later than twenty (20) calendar days after the end of each fiscal quarter, unaudited consolidated and consolidating balance sheets and related unaudited statements of income, retained earnings and cash flows of Prototype and its subsidiaries as of the end of such fiscal quarter. Prototype hereby represents and warrants that such unaudited consolidated and consolidating quarterly financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly in all material respects the consolidated financial position for Prototype and its subsidiaries as of the date thereof and the consolidated and consolidating results of their operations, cash flows and changes in financial position for the periods then ended (except for normal year-end adjustments which are, individually or in the aggregate, not material), (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) contain consolidating data that is consistent with the financial books and records of each of Prototype's entities, divisions and segments for financial reporting purposes. In addition, Prototype shall promptly prepare and deliver to Parent weekly operating reports in a form to be mutually agreed and all other financial information reasonably requested by Parent. The weekly operating reports and monthly internal management accounts delivered pursuant to this Section 4.2.1 shall be prepared in a manner consistent in all material respects with the weekly operating reports and internal management accounts provided by Prototype prior to the date hereof.

           4.2.2. Prototype shall promptly furnish to Parent copies of all communications from Prototype to its shareholders and all reports and other documents filed with, or furnished to, the Commission by Prototype after the date hereof.

     4.3. Access to Information.

          (a) Prior to the Effective Time, Prototype will give Parent and its officers, directors, employees, agents, partners, accountants, counsel, consultants, bankers, financial advisors and other representatives of Parent and of persons controlling Parent or any such person (each, a "Representative") reasonable access during normal working hours and other reasonable times to all officers, employees, agents, representatives, plants, offices, warehouses and other facilities and properties, including for purposes of transition planning (subject to applicable law) and to all books and records of Prototype and its subsidiaries, will permit Parent and its authorized representatives to make such inspections (including any physical inspections or soil or groundwater investigations), as they may reasonably request and will cause Prototype's officers and employees and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of Prototype and any of its subsidiaries as Parent may from time to time reasonably request.

          (b) Except as otherwise agreed to by Prototype, until the earlier of the Effective Time and the second anniversary of the date hereof, and notwithstanding termination of this Agreement, Parent and Merger Sub will, and will instruct their Representatives to (x) keep, all Confidential Information confidential and (y) not to disclose any Confidential Information to any person other than its Representatives, and then only on a confidential basis; provided, however, that Parent may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Merger or any other transaction contemplated hereby and (ii) as requested or required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all confidential information about Prototype which has been furnished by Prototype to Parent or its Representatives pursuant to or in connection with the negotiation, execution and consummation of this Agreement; provided, however, that Confidential Information does not include information which (x) is or becomes available in the public domain other than as a result of a disclosure by Parent not permitted by this Agreement, (y) was already available to, or in the possession of, Parent prior to its disclosure by, or at the direction of, Prototype or (z) becomes available to Parent from a person (other than Prototype) who, to the knowledge of Parent, is not otherwise bound by a confidentiality agreement with Prototype.

          (c) No investigation pursuant to this Section 4.3 or otherwise shall affect any representations or warranties of the parties herein or any condition to the obligations of the parties hereto.

     4.4. No Solicitation.

          4.4.1. From the date hereof continuing through the Effective Time, Prototype shall not, nor shall it permit any of its subsidiaries to, nor shall it or any of its subsidiaries authorize or permit any director or officer of Prototype or any of its subsidiaries, and Prototype shall direct and use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives, including any investment banker, attorney, accountant or other advisor or representative of Prototype or any of its subsidiaries, not to, directly or indirectly: (i) solicit, initiate, negotiate or encourage, or take any other action to facilitate, any inquiry, offer or the making of any proposal for (or which may reasonably be expected to lead to) any acquisition or purchase of a substantial amount of assets of, or more than a fifteen percent (15%) equity interest in, Prototype or any of its subsidiaries or any merger, consolidation, amalgamation, arrangement, business combination, sale of all or a significant portion of assets, sale of securities, recapitalization, tender or exchange offer for securities of, liquidation, dissolution, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction involving Prototype or any of its subsidiaries (other than the Merger) or any other material corporate transaction the consummation of which would, or could reasonably be expected to, impair, impede, frustrate, interfere with, prevent or delay the Merger (each a "Takeover Proposal") or (ii) propose, continue, enter into or participate in any discussions or negotiations regarding any of the foregoing, or terminate, modify or waive, or fail to enforce any provisions of any standstill or similar agreement (other than involving Parent or its affiliates), or furnish to another person any information with respect to Prototype's or any of its subsidiaries' business, properties or assets in connection with or relating to any of the foregoing, or where it might reasonably be likely to lead to any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any person (other than Parent and its affiliates) to do or seek any of the foregoing; provided that, at any time prior to the obtaining of the Required Prototype Shareholder Vote, if Prototype receives a written proposal for a Takeover Proposal that (x) was not initiated, solicited or encouraged after April 9, 2002 by Prototype, its subsidiaries or affiliates, or any of its or their directors, officers, employees, agents or representatives, and did not otherwise result from a breach of this Section 4.4, and (y) the Board of Directors or a special committee thereof determines in good faith, after receipt of advice from its financial advisor and outside legal counsel, would reasonably be expected to result in a third party making a proposal for a Superior Proposal, Prototype may, (A) furnish information with respect to Prototype to the person making such proposal pursuant to a customary confidentiality agreement the terms of which shall be no less favorable to Prototype than the confidentiality agreement entered into by Prototype and an affiliate of Parent on February 27, 2002, and (B) participate in discussions or negotiations with such person regarding such proposal. Prototype agrees to use its reasonable best efforts to promptly inform its and its subsidiaries' directors, officers, employees, agents and representatives of the obligations undertaken in this
Section 4.4. Nothing in this Section 4.4 shall (i) permit Parent or Prototype to terminate this Agreement (except as specifically provided in Article VI) or (ii) affect or limit any other obligation of Parent or Prototype under this Agreement except as explicitly provided herein. It is understood and agreed that any violation of the restrictions set forth in this Section 4.4 by any subsidiary or affiliate of Prototype, or any of Prototype's or its subsidiaries' officers, directors, agents or representatives, whether or not such person is purporting to act on behalf of Prototype or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.4 by Prototype. Prototype shall, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, employees, agents and representatives, including any investment banker, attorney, accountant or other advisor or representative of Prototype or any of its subsidiaries, to, immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all Confidential Information regarding Prototype or any of its subsidiaries provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise.

          4.4.2. In the event Prototype or any of its subsidiaries, or any of Prototype's or any of its subsidiaries' directors, officers, employees, agents or representatives receives a Takeover Proposal, Prototype shall promptly inform Parent of all material terms and conditions thereof and the identity of the person making such Takeover Proposal and shall keep Parent promptly and reasonably informed of the status and details of any such Takeover Proposal and of all steps it is taking in response to such Takeover Proposal, including, without limitation, promptly providing to Parent any information provided to any person making a Takeover Proposal, to the extent not previously provided to Parent or, if previously provided, to the extent updated.

          4.4.3. Except as expressly permitted by this Section 4.4, neither the Board of Directors nor any committee thereof shall (a) withdraw, modify or change in a manner adverse to Parent (including by amendment or supplement to the Proxy Statement), or adopt or approve any resolution to, or publicly disclose its intention to, withdraw, modify or change in a manner adverse to Parent (including by amendment or supplement to the Proxy Statement), the Prototype Board Recommendation, or (b) approve or recommend, or publicly disclose its intention to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event that, at any time prior to the obtaining of the Required Prototype Shareholder Vote, the Board of Directors receives a Superior Proposal (as determined in accordance with Section 4.4.4), the Board of Directors may, if it believes in good faith, after receipt of advice from its outside legal counsel, that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to Prototype's shareholders under applicable law, withdraw or modify the Prototype Board Recommendation in a manner adverse to Parent and Merger Sub (an "Adverse Recommendation Change"), provided that the Board of Directors shall not exercise its right to make an Adverse Recommendation Change (A) until after the third full business day following Parent's receipt of written notice of its intention to do so and (B) only if, after such time, the Board of Directors continues to believe in good faith, after receipt of advice from its outside legal counsel, that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable law to Prototype's shareholders. Notwithstanding the foregoing, no such Adverse Recommendation Change shall (i) change the approval of the Board of Directors for purposes of causing Article 100 of Prototype's Amended and Restated Articles of Association, or any applicable takeover law, to be inapplicable to the transactions contemplated hereby or (ii) provided this Agreement shall not have been terminated prior to the Prototype General Meeting,
(A) change the obligation of the Board of Directors to present the Merger and the Merger Agreement for approval by Prototype's shareholders at the Prototype General Meeting or (B) otherwise limit or affect any of Prototype's obligations under Section 4.5.2 or 4.5.3(a) (except as explicitly contemplated hereby).

          4.4.4. If at any time prior to the obtaining of the Required Prototype Shareholder Vote, (a) the Board of Directors shall determine in good faith, after receipt of advice from its financial advisor and outside legal counsel, that any bona fide written proposal from a third party for a Takeover Proposal (provided that references in the definition of "Takeover Proposal" to 15% shall be 50% for purposes of this sentence) received after the date hereof that was not initiated, solicited or encouraged after April 9, 2002 by Prototype, its subsidiaries, or any of its or their directors, officers, agents or representatives, and did not otherwise result from a breach of this Section 4.4,
(x) is reasonably likely to and capable of being consummated prior to October 30, 2002 and (y) is in the best interests of Prototype's shareholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the Takeover Proposal and the person making the Takeover Proposal),
(b) the Board of Directors has further determined in good faith, after receipt of advice from its outside legal counsel, that the failure to enter into such Takeover Proposal could reasonably be expected to constitute a breach of the Board of Directors' fiduciary duties to its shareholders under applicable law, and (c) the Board of Directors shall have received advice from the Financial Advisor (or another internationally or U.S. recognized investment banking firm), that such Takeover Proposal is more favorable from a financial point of view to the shareholders of Prototype than the Merger (a "Superior Proposal"), Prototype may terminate this Agreement under Section 6.1.8 and enter into a letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Superior Proposal provided, that, in connection with terminating this Agreement or entering into an Acquisition Agreement, (i) Prototype shall have provided Parent written notice that it intends to terminate this Agreement pursuant to
Section 6.1.8, identifying the Superior Proposal determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) at least three full business days after Prototype shall have delivered to Parent the notice referred to in clause (i) above, Prototype shall have delivered to Parent a written notice of termination of this Agreement pursuant to Section 6.1.8, (iii) Prototype shall have delivered to Parent (concurrently with such termination) a check or wire transfer of immediately available funds in an amount equal to the Termination Fee and Expenses provided for in Section 6.4 and (iv) Parent shall have received a written acknowledgment from Prototype and from any other party to the Superior Proposal that Prototype and such other parties have irrevocably waived any right to contest such payments.

          4.4.5. Subject to compliance with Section 4.4.3, nothing contained in this Section 4.4 shall prohibit Prototype or the Board of Directors from taking and disclosing to Prototype's shareholders a position contemplated by Rule 14e-2 under the Exchange Act or from making any disclosure to Prototype's shareholders required by applicable law, provided that, in each case, Prototype or the Board of Directors, as applicable, shall have determined in good faith, based upon the advice of its outside legal counsel, that the failure to take such action would be inconsistent with applicable law.

     4.5. Agreements of Parent and Prototype. Parent and Prototype agree to take the following actions after the date hereof:

          4.5.1. Merger Proposal. Immediately after the execution and delivery of this Agreement, (a) Prototype and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form of Exhibit C hereto (the "Merger Proposal") to be executed in accordance with Section 316 of the Companies Law and (b) Prototype shall deliver the Merger Proposal to the Companies Registrar. Prototype and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after Prototype and Merger Sub shall have complied with the preceding sentence, Prototype and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Companies Law and the regulations promulgated thereunder.

          4.5.2. Proxy Statement.

          (a) As promptly as practicable after the execution and delivery of this Agreement, Parent and Prototype shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of the Proxy Statement, which shall be in form and substance reasonably satisfactory to Parent and shall comply in all material respects with all requirements of applicable law. The Proxy Statement shall include: (i) the recommendation of the Board of Directors to Prototype's shareholders that they approve this Agreement, the Merger and the other transactions contemplated by this Agreement at the Prototype General Meeting (the "Prototype Board Recommendation"), and (ii) the opinion of the Financial Advisor referred to in Section 2.26 hereof.

          (b) Prototype shall cause the Proxy Statement to be mailed to Prototype's shareholders as promptly as practicable after the date of this Agreement, but in any case within seven days of the date hereof. If any event relating to Prototype occurs, or if Prototype becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Prototype shall promptly inform Parent thereof and shall mail an appropriate amendment or supplement, which shall be reasonably satisfactory to Parent in form and substance, to the shareholders of Prototype.

          4.5.3. Prototype General Meeting.

          (a) Subject to the terms and conditions set forth in this Agreement, Prototype shall take any and all action necessary under all applicable legal requirements to call (within one day of the execution and delivery of this Agreement), give notice of and hold a general meeting of the holders of Prototype Shares to vote on the proposal to approve this Agreement, the Merger and the other transactions contemplated hereby (the "Prototype General Meeting"). Subject to the notice requirements of the Companies Law and the regulations thereunder and the Formation Documents of Prototype, the Prototype General Meeting shall be held as promptly as practicable after the date hereof (on a date selected by Prototype in consultation with Parent, and the parties will use their commercially reasonable efforts to select the date that is 21 days after the notice referred to in the preceding sentence is given). Prototype shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to obtain the Required Prototype Shareholder Vote at the Prototype General Meeting, including, without limitation, using its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Prototype shall ensure that all proxies solicited in connection with the Prototype General Meeting are solicited in compliance with all applicable legal requirements. In the event that Parent shall cast any votes in respect of the Merger, Parent shall disclose to Prototype its interest in such shares so voted.

          (b) Within one calendar day of the approval of the Merger by Prototype's shareholders at the Prototype General Meeting, Prototype shall (in accordance with Section 317(b) of the Companies Law) notify the Companies Registrar in writing of the decision of the Prototype General Meeting with respect to the Merger.

           4.5.4. Merger Sub Shareholder Approval. No later than the Closing Date, Parent (as the sole shareholder of Merger Sub) shall adopt a resolution to approve the Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 76 of the Companies Law. Prior to the Closing Date, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) notify the Companies Registrar in writing of the decision of Parent (as the sole shareholder of Merger Sub) with respect to the Merger.

           4.5.5. Further Action. Subject to the terms and conditions of this Agreement, Parent and Prototype shall cooperate with each other, and shall each use their respective commercially reasonable efforts, in the taking of such actions as are necessary, proper or advisable to consummate the Merger and make effective the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by this Agreement, (ii) the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity for the consummation of the Merger and the other transactions contemplated hereby, including the Required Consents, and (iii) the obtaining of all consents from Consent Persons. Notwithstanding anything to the contrary contained in this Agreement, none of Parent or its subsidiaries or affiliates shall have any obligation under this Agreement to (i) agree to any (A) prohibition or limitation on Parent's ownership or operation of all or a material portion of its or Prototype's businesses or assets (or those of any of its or Prototype's subsidiaries or affiliates) or (B) limitation on the ability of Parent or its affiliates, or render Parent or its affiliates unable, to acquire or hold or to exercise effectively all rights of ownership of Prototype Shares, or effectively to control in any material respect the business, assets or operations of Prototype or its subsidiaries or Parent or its subsidiaries, or any of their respective affiliates, (ii) (A) dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, (B) discontinue offering any product or service, (C) license or otherwise make available to any person, any Intellectual Property or other proprietary asset or right except in the ordinary course of business, (D) hold separate any assets or operations, (E) make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Prototype, the Surviving Corporation or any of its subsidiaries, (F) commit to cause Prototype, the Surviving Corporation or any of its subsidiaries to do any of the foregoing, or (iii) otherwise take any action that could reasonably be expected to adversely impact, in any material respect, any of the anticipated benefits of the Merger to Parent or its affiliates; provided that Parent agrees to make, conditioned on the consummation of the Merger and the other transactions contemplated hereby, the undertaking to the OCS set forth in Section 4.5.5 of the Prototype Disclosure Schedule with respect to the Encouragement of Research and Development in Industry Law 5744-1984.

            Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal, judicial or administrative proceeding by or before any Governmental Entity with respect to the Merger or the other transactions contemplated hereby, or any Prototype Proceeding, (ii) keep the other parties informed as to the status of any such legal, judicial or administrative proceeding or other Prototype Proceeding and (iii) promptly inform the other parties (and provide copies) of any communication with the OCS, the Investment Center, the Companies Registrar, the Israeli taxing authorities or any other Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement or any Prototype Proceeding. The parties to this Agreement will consult and cooperate with one another, will provide to the other parties an opportunity to discuss and review, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal, judicial or administrative proceeding relating to the Merger, the other transactions contemplated hereby or any Prototype Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal, judicial or administrative proceeding under or relating to any antitrust, fair trade or other law, or any Prototype Proceeding, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference (whether before a Governmental Entity or otherwise) relating to any such legal, judicial or administrative proceeding or other Prototype

Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any of the foregoing. For purposes hereof, a "Prototype Proceeding" means any audit, examination, litigation or other legal, judicial or administrative proceeding with respect to Taxes payable by, or financial statements or other Tax or financial information of, Prototype or any of its subsidiaries.

          4.5.6. Notice of Material Development.

          (a) Parent will promptly notify Prototype in writing of (i) any event, circumstance or condition occurring after the execution and delivery of this Agreement which could reasonably be expected to (A) render any representation or warranty of Parent contained in this Agreement untrue or inaccurate in any material respect or (B) have a material adverse effect on Parent's ability to consummate the transactions contemplated by this Agreement and (ii) any material breach or failure to perform by Parent of any covenant or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.5.6(a) shall not limit or otherwise affect the remedies available hereunder to Prototype.

          (b) Prototype will promptly notify Parent in writing of (i) any event, circumstance or condition occurring after the execution and delivery of this Agreement which could reasonably be expected to (A) render any representation or warranty of Prototype contained in this Agreement untrue or inaccurate in any material respect or (B) have a Material Adverse Effect and (ii) any material breach or failure to perform by Prototype of any covenant or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.5.6(b) shall not limit or otherwise affect the remedies available hereunder to Parent.

          4.5.7. Resignation of Directors. Prototype shall obtain and deliver to Parent prior to the Closing Date the resignation of each director of Prototype, effective as of the Effective Time.

          4.6. Repayment of Indebtedness. Prototype agrees, unless otherwise requested by Parent, to call for prepayment or redemption (subject to Closing), or to repay, prepay or redeem, as the case may be, any and all outstanding Indebtedness of Prototype or its subsidiaries and to otherwise cooperate with Parent to have the outstanding Indebtedness of Prototype and its subsidiaries repaid, prepaid, redeemed or refinanced, and all Encumbrances on Prototype's or any of its subsidiaries' assets or properties in connection with such Indebtedness fully and unconditionally released or discharged, at the Effective Time. Parent will provide funding at the Effective Time sufficient for Prototype to comply with its obligations under this Section 4.6.

          4.7. Prototype Warrants. Prototype shall use its commercially reasonable efforts (which shall not include the payment of any money (x) prior to the Closing and (y) without Parent's written consent), in accordance with the requests of Parent, to obtain the consent (in form and substance satisfactory to Parent in its discretion) of each holder (each, a "Warrantholder") of outstanding warrants to purchase Prototype Shares ("Prototype Warrants") whose consent is required to effect the termination at or immediately prior to the Effective Time of all Prototype Warrants held by such Warrantholder.

                                   ARTICLE V
                            CONDITIONS TO THE MERGER

     5.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction of the following conditions, or to the waiver thereof by mutual written agreement of Parent and Prototype, at or prior to the Closing.

          5.1.1. No Order. No Order shall have been enacted, entered, promulgated, or enforced, or be in effect or deemed applicable to the Merger that prohibits, restrains, enjoins or restricts the consummation of the Merger.

          5.1.2. Shareholder Approval. The Merger shall have been duly approved by (i) the shareholders of Merger Sub and (ii) the shareholders of Prototype by the Required Prototype Shareholder Vote.

          5.1.3. Required Consents. The Required Consents shall have been obtained and shall be in full force and effect and all required waiting periods thereunder and under Section 323 of the Companies Law shall have expired or been terminated.

          5.1.4. Legal Opinions. Each of Parent and Prototype shall have received (i) an opinion, dated as of the Closing Date, from Meitar, Liquornik, Geva & Co., substantially in the form attached hereto as Exhibit D and (ii) an opinion, dated as of the Closing Date, from Professor Uriel Procaccia, substantially in the form attached hereto as Exhibit E.

     5.2. Additional Conditions to Obligations of Prototype. The obligations of Prototype to consummate and effect the Merger shall be subject to the satisfaction of the following additional conditions, or to the waiver thereof by Prototype, at or before the Closing:

          5.2.1. Accuracy of Parent Representations and Warranties. The representations and warranties of Parent contained herein shall be true and correct in all respects (without regard to any qualifications as to materiality or any other similar standard) both when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (without regard to any qualifications as to materiality or any other similar standard) as of such specified date, unless the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, at and as of the dates set forth above could not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

          5.2.2. Performance of Parent Obligations. Parent shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Parent prior to or at the Closing.

          5.2.3. Parent Certificate. Parent shall have delivered to Prototype a certificate, dated the Closing Date and signed by an appropriate officer thereof, certifying the fulfillment of the conditions set forth in Sections
5.2.1 and 5.2.2.

     5.3. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction of the following additional conditions, or to the waiver thereof by Parent, at or prior to the Closing:

          5.3.1. Accuracy of Prototype Representations and Warranties. (i) The representations and warranties of Prototype contained herein, other than those referred to in clause (ii) below, shall be true and correct in all respects (without regard to any qualifications as to materiality, Material Adverse Effect or any other similar standard) both when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (without regard to any qualifications as to materiality, Material Adverse Effect or any other similar standard) as of such specified date, unless the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, at and as of the dates set forth above could not reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties of Prototype contained in Sections 2.1, 2.2.1, 2.2.2, 2.3.1, 2.3.2, 2.3.3 and 2.3.4 shall be true and correct in all material respects both when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date.

          5.3.2. Performance of Prototype Obligations. Prototype shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Prototype prior to or at the Closing Date.

          5.3.3. Prototype Certificate. Prototype shall have delivered to Parent a certificate, dated the Closing Date and signed by its chairman of the board and by its chief financial or accounting officer, certifying the fulfillment of the conditions set forth in Sections 5.3.1 and 5.3.2.

          5.3.4. Consent of Certain Parties. All Consent Persons shall have consented to the Merger, which consents shall be in form and substance reasonably satisfactory to Parent and shall not have been withdrawn or modified.

          5.3.5. Tax Matters. (i) Tax counsel to Prototype reasonably acceptable to Parent shall have delivered to Parent its written opinion (which may be based on such representations, warranties and certificates it deems reasonable and appropriate under the circumstances), dated as of the Closing Date, that the Merger will not constitute a taxable event to Prototype, and such opinion shall not have been withdrawn or modified, and (ii) Prototype shall have delivered to Parent a certificate of Prototype's independent auditors certifying that Prototype is qualified as an "Industrial Company" within the definition of the Law for the Encouragement of Industry (Taxes), 1969.

           5.3.6. No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, or any effect, change, event, circumstance or condition which, when considered with all other effects, changes, events, circumstances or conditions, would reasonably be likely to have a Material Adverse Effect.

           5.3.7. Litigation. Except as set forth in Section 5.3.7 of the Prototype Disclosure Schedule, there shall not be pending or threatened any suit, action, proceeding or investigation by any Governmental Entity or any other person or entity, or any Order enacted, entered, proposed, promulgated, or enforced, or in effect or deemed applicable to the Merger or the other transactions contemplated hereby, (i) seeking to (A) prohibit or impose any limitation on Parent's ownership or operation of all or a material portion of its or Prototype's businesses or assets (or those of any of its or Prototype's subsidiaries or affiliates) or (B) impose any limitation on the ability of Parent or its affiliates, or render Parent or its affiliates unable, to acquire or hold or to exercise effectively all rights of ownership of Prototype Shares, or effectively to control in any material respect the business, assets or operations of Prototype or its subsidiaries or Parent or its subsidiaries, or any of their respective affiliates, (ii) seeking to compel Parent or Prototype to, before or after the Effective Time, (A) dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, (B) discontinue offering any product or service, (C) license or otherwise make available to any person, any Intellectual Property or other proprietary asset or right, (D) hold separate any assets or operations, (E) to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Prototype or any of its subsidiaries, (F) to commit to cause Prototype or any of its subsidiaries to do any of the foregoing, (iii) prohibiting, restricting or significantly delaying consummation of the Merger or any of the other transactions contemplated by this Agreement, or challenging, questioning or calling into doubt the validity or enforceability of the Merger, any Voting Agreement or any of the transactions contemplated hereby or by any Voting Agreement, (iv) seeking to obtain from Parent (or its affiliates) or Prototype (or its affiliates) any damages that are material, respectively, in relation to Parent (assuming Parent has assets equal to the amount of cash it is required to have at the Effective Time pursuant to Section 1.4.1(c)) or Prototype and its subsidiaries as taken as a whole, or (v) which otherwise could reasonably be expected to have a Material Adverse Effect.

          5.3.8. Indebtedness. Except as otherwise requested by Parent, any and all outstanding Indebtedness of Prototype and its subsidiaries shall have been, or concurrently with the Effective Time shall be, repaid, prepaid or redeemed, in each case to the extent that Parent shall have provided sufficient funds therefore, and Parent shall have received evidence thereof which is satisfactory to it.

          5.3.9. Opinion of Counsel. Parent shall have received a favorable opinion, dated as of the Closing Date, from Efrati, Galili & Co., counsel to Prototype, in the form attached hereto as Exhibit F, to the effect that (i) Prototype has been duly incorporated and is validly existing as a company under the laws of Israel; (ii) all outstanding Prototype Shares have been validly issued and are fully paid and nonassessable; (iii) all corporate proceedings required to be taken by or on the part of Prototype to authorize the execution of this Agreement and the implementation of the Merger have been taken; (iv) this Agreement has been duly executed and delivered by Prototype; (v) this Agreement constitutes the legal, valid and binding obligation of Prototype, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity;
(vi) the Merger has been approved
by the shareholders of Prototype by the Required Prototype Shareholder Vote, which is the only vote of the holders of any securities of Prototype necessary to approve the Merger and (vii) except as specified by such counsel, such counsel is not aware of any pending or threatened suit, action, proceeding or investigation by any Governmental Entity or any other person or entity, or any Order enacted, entered, proposed, promulgated, or enforced, or in effect or deemed applicable to the Merger or the other transactions contemplated hereby, which could reasonably be expected to have any of the effects set forth in
Section 5.3.7. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Prototype as to matters of fact and (ii) the opinions of Meitar, Liquornik, Geva & Co. and Professor Uriel Procaccia delivered pursuant to Section 5.1.4 as to the matters specifically addressed by such opinions.

                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

     6.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of Prototype) before the Effective Time:

          6.1.1. By Mutual Consent. By mutual written consent of Parent and Prototype.

          6.1.2. By Parent Because of Failure of Conditions Precedent. By Parent, if there has been a breach by Prototype of its representations, warranties, covenants, or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.3 would not be satisfied, and such breach cannot be cured on or prior to the Termination Date.

          6.1.3. By Prototype Because of Failure of Conditions Precedent. By Prototype, if there has been a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.2 would not be satisfied, and such breach cannot be cured on or prior to the Termination Date.

          6.1.4. By Parent or Prototype Because of an Order. By Parent or Prototype if an Order shall have been enacted, entered, promulgated, or enforced, or be in effect or deemed applicable to the Merger or the other transactions contemplated hereby which prohibits, restrains, enjoins or restricts the consummation of the Merger and such Order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 6.1.4 shall have complied with Section 4.5.5.

          6.1.5. By Parent or Prototype Because of Delay. By either Parent or Prototype, if all conditions to consummation of the Merger shall not have been satisfied or waived on or before September 30, 2002 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 6.1.5 shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

          6.1.6. By Parent or Prototype Because of Failure to Obtain the Required Prototype Shareholder Vote. (a) By either Parent or Prototype, if the shareholders of Prototype have not approved this Agreement, the Merger and the other transactions contemplated hereby by the Required Prototype Shareholder Vote at the Prototype General Meeting or (b) by Parent, if the shareholders of Prototype have not approved this Agreement, the Merger and the other transactions contemplated hereby by the Required Prototype Shareholder Vote at the Prototype General Meeting on or before June 30, 2002.

          6.1.7. By Parent Because of Certain Events. By Parent, in the event
(a) the Board of Directors or any committee thereof shall, whether or not permitted by Section 4.4, withdraw, modify or change (including by amendment or supplement to the Proxy Statement), or adopt or approve any resolution to, or publicly disclose its intention to, withdraw, modify or change (including by amendment or supplement to the Proxy Statement), the Prototype Board Recommendation in a manner adverse to Parent, (b) the Board of Directors shall, whether or not permitted by Section 4.4, approve or recommend, or publicly disclose its intention to approve or recommend, any Takeover Proposal, or shall have failed to reject or recommend rejection of any Takeover Proposal within the earlier of ten business days of receipt of such proposal and three business days prior to the Prototype General Meeting or (c) Prototype willfully breaches any of its obligations under Section 4.4 and such breach results in a person making a Takeover Proposal.

           6.1.8. By Prototype Because of Certain Events. By Prototype, pursuant to and in strict compliance with Section 4.4.4.

     6.2. Termination by Board of Directors. An election by Parent to terminate this Agreement and abandon the Merger as provided in Section 6.1 shall be exercised on behalf of Parent by its board of directors or other governing body. An election by Prototype to terminate this Agreement and abandon the Merger as provided in Section 6.1 shall be exercised on behalf of Prototype by the Board of Directors.

     6.3. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Sections
6.1 and 6.2, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its shareholders or controlling persons or directors or officers), except (i) the provisions of this Section 6.3 and Sections 4.3(b), 4.3(c), 6.4 and 8.6 shall survive such termination and abandonment and (ii) neither party shall be released or relieved from any liability arising from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement. If this Agreement is terminated by Parent as a result of a willful and material breach of any representation, warranty, covenant or agreement by Prototype, Parent may pursue any and all remedies available to it at law or in equity and shall be entitled to recover such additional amounts as Parent may be entitled to receive at law or in equity.

     6.4. Termination Fee. In the event that (i) Parent or Prototype shall have terminated this Agreement pursuant to Section 6.1.5 or 6.1.6 and on or prior to such time any person or group (other than Parent and its affiliates) shall have made and not withdrawn a Takeover Proposal (or disclosed in writing or publicly disseminated its intention to make a Takeover Proposal) and Prototype or any of its subsidiaries or affiliates enters into an Acquisition Agreement with respect to such Takeover Proposal within twelve (12) months of such termination (which Acquisition Agreement or successor thereto is thereafter consummated), or such Takeover Proposal is otherwise consummated within twelve
(12) months of such termination, (ii) Parent shall have terminated this Agreement pursuant to 6.1.7, or (iii) Prototype shall have terminated this Agreement pursuant to Section 6.1.8, then Prototype shall pay to Parent a fee (the "Termination Fee") in an amount equal to US$3.0 million, plus any and all documented out-of-pocket expenses incurred by Parent and its affiliates in connection with this Agreement and the transactions contemplated by this Agreement, including without limitation the structuring thereof and diligence with respect thereto, up to an aggregate of US$1.5 million ("Expenses"). For the purposes of clauses (i) and (ii) of the foregoing sentence, the percentage in the definition of Takeover Proposal shall be 50% in lieu of 15%. Any Termination Fee or Expenses that become payable hereunder shall be paid by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) above, within one business day following the occurrence of the event giving rise to such payment and (y) in the case of clause (ii) or (iii) above, prior to termination in the case of a termination by Prototype, and within one business day following termination in the case of termination by Parent. The parties hereto acknowledge that the agreements contained in this
Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if Prototype fails promptly to pay any amount due pursuant to this Section 6.4, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Prototype for the fee set forth in this Section 6.4, such party shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties hereto agree that any amount payable pursuant to this Section 6.4 shall be deemed to represent liquidated damages and not a penalty and that the right to receive such amounts shall be the exclusive remedy in respect of any termination giving rise to such payment, except in the case of any willful and material breach by Prototype of any representation, warranty, covenant or agreement contained in this Agreement.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

     7.1. Indemnification of Directors and Officers. (a) On and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Prototype, determined as of the Effective Time, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation reasonable attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including matters relating to the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Prototype would have been permitted, under applicable law, indemnification agreements existing on the date hereof or the Formation Documents of Prototype in effect on the date hereof, to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). In the event that any approval by shareholders of the Surviving Corporation is required to give full legal effect to the undertaking in this Section 7.1, Parent irrevocably undertakes to approve (as the sole shareholder of the Surviving Corporation following the Merger), as soon as practicable following the Effective Time, such undertaking subject to and in accordance with applicable law.

        (b) For a period of seven years after the Effective Time, the Surviving Corporation shall maintain (to the extent generally available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Prototype's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) with coverage in amount and scope at least as favorable as Prototype's existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that, if the aggregate annual premiums and brokerage costs for such insurance at any time during such period shall exceed 150% of the per annum rate of premium and brokerage costs paid by Prototype as of the date hereof (which such current annual premium and brokerage costs the parties hereto acknowledge do not exceed US$140,000), then the Surviving Corporation shall provide only such coverage as shall then be available for an annual premium and brokerage costs equal to 150% of such rate.

        (c) The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, each indemnified party under Section 7.1(a) and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any indemnified party and his or her heirs and representatives may have under the Amended and Restated Articles of Association of Prototype or any of its subsidiaries, any contract or applicable law.

        (d) The Formation Documents of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the right to indemnification of the persons indemnified under Section 7.1(a) with respect to periods prior to the Effective Time without the prior written consent of any such person.

        (e) This Section 7.1 shall survive the consummation of the Merger at the Effective Time, and is intended to benefit Prototype, Parent, the Surviving Corporation and the persons indemnified under Section 7.1(a), and shall be binding on the successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1.

     7.2. Employee Benefit Plans of Prototype. At and after the Effective Time, Prototype shall or shall cause the Surviving Corporation to honor, in accordance with their terms, any retention program, employment, change of control, severance, retirement or termination agreement or arrangement between Prototype and any of its current or former officers, directors or employees in effect immediately prior to the Effective Time to the extent such agreements or arrangements are disclosed in Section 7.2 of the Prototype Disclosure Schedule, except as otherwise agreed to by any such officer, director or employee. Nothing in this Agreement shall require Parent or Prototype to continue to maintain any specific Prototype Plan, which is not required to be maintained pursuant to its terms, or to continue the employment of any employee of Prototype.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1. Entirety. This Agreement and the Exhibits and Schedules thereto embody the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

     8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     8.3. Notices and Waivers. Any notice or waiver to be given to any party hereof shall be in writing and shall be delivered by courier or sent by facsimile transmission or first class registered or certified mail, postage prepaid.

     If to Parent or Merger Sub:

     c/o Fox Paine & Company, LLC
     950 Tower Lane -- Suite 1150
     Foster City, California  94404
     Attention:  Saul A. Fox
     Facsimile:  (650) 525-1396

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York  10019
     Attention:  Mitchell S. Presser
     Facsimile:  (212) 403-2000

     and:

     Meitar, Liquornik, Geva & Co.
     16 Abba Hillel Silver St.
     52506  Ramat-Gan, Israel
     Attention:  Clifford M. J. Felig
     Facsimile:  (972-3) 610-3111

     If to Prototype:

     Paradigm Geophysical Ltd.
     Gav-Yam Center No. 3
     9 Shenkar Street, P.O.B. 2061

     Herzliya B  46120, Israel
     Attention:  Eldad Weiss
     Facsimile:  (972-9) 970-9319

     with a copy to:

     Efrati, Galili & Co.
     6 Wissotsky Street
     62338  Tel Aviv, Israel
     Attention:  Ian Rostowsky
     Facsimile:  (972-3) 604-0111

     and:

     Fulbright & Jaworski LLP
     666 Fifth Avenue
     New York, New York  10103-3198
     Attention:  Andrew C. Freedman
               Mara Rogers
     Facsimile:  (212) 318-3400

        Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and if delivered personally or by courier or facsimile (receipt electronically confirmed) to such address, upon delivery during normal business hours, local time, on any business day.

     8.4. Termination of Representations, Warranties. Subject to Section 6.3(ii) and the final sentence of Section 6.3, the respective representations and warranties contained in this Agreement and in any officer's certificate delivered pursuant hereto shall not survive the Effective Time or termination of this Agreement. This Section 8.4 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

     8.5. Amendment; Waiver.

          8.5.1. Subject to applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the shareholders of Prototype, but after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

          8.5.2. At any time prior to the Effective Time, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. If the parties hereto determine, prior to the Effective Time, that another transaction structure, including without limitation an "arrangement" or "share exchange" under the Companies Law, could reasonably be expected to result in the consummation of the transactions contemplated by this Agreement in a more expeditious manner, and would be no less favorable to each of the parties hereto than the transactions contemplated hereby, the parties hereto agree to negotiate in good faith an amendment to this Agreement necessary or desirable to accomplish such structure modification in a manner reasonably acceptable to such parties.

     8.6. Expenses. Upon consummation of the Merger, all costs and expenses incurred by each party hereto in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants, which, in the case of counsel, financial advisors and accountants for Prototype, shall not exceed US$1 million in the aggregate) shall be paid by Prototype or Prototype shall promptly reimburse each such party, as the case may be. Except as set forth in
Section 6.4 or the previous sentence, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, fees and disbursements of counsel, financial advisors and accountants, and all fees, costs and expenses incurred in connection with the preparation, printing, filing and mailing of the Proxy Statement).

     8.7. Headings. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

     8.8. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by, the parties hereto and their permitted assigns and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

     8.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law; provided, however, that (a) any matter involving the internal corporate affairs of any party hereto shall be governed by the applicable law of such party's jurisdiction of formation and (b) the form and content of the Merger Proposal and the consequences of the filing thereof shall be governed by the Companies Law.

     8.11. Assignment. Neither party may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Parent and Merger Sub may assign or delegate their respective rights, interests and obligations hereunder, in whole or in part, (i) to any present or future subsidiary, affiliate or shareholder of Parent without the consent of Prototype or (ii) to any source of financing or co-investor with the prior written consent of Prototype, which consent shall not be unreasonably withheld, in each case which agrees to be bound by this Agreement as if a party hereto, but no such transfer or assignment shall relieve Parent or Merger Sub of its obligations hereunder.

     8.12. Jurisdiction; Waiver of Jury Trial.

           8.12.1. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby, on behalf of themselves and their subsidiaries, (i) consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) consents to and submits itself and its property to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, and (iii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

          8.12.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.13. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.14. Interpretation. As used herein, the words "ordinary course" or "ordinary course of business" means the ordinary course of commercial operations customarily engaged in by Prototype and its subsidiaries consistent with past practices, and specifically does not include (i) the incurrence of any material liability for any tort or any breach of or default under any agreement or law,
(ii) the failure to meet obligations of Prototype or its subsidiaries as they become due or payable or (iii) any actions or omissions by Prototype and the subsidiaries taken or not taken in contemplation of the marketing or sale of Prototype or any part thereof, or of any merger, consolidation, tender offer or other business combination involving Prototype or any of its subsidiaries. As used herein, "knowledge" of Prototype or its subsidiaries means the matters that are known after reasonable inquiry by the senior management of Prototype. As used herein, "including" shall be deemed to be followed by "including without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. As used herein, "law," "applicable law," "applicable legal requirements" and other similar phrases mean any and all applicable laws, statutes, ordinances, rules, regulations, codes, Tax rulings and other Orders of the United States, Israel or any other nation, or of any federal, state, province, county, municipality or other Governmental Entity. As used herein, words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa, unless the context otherwise requires. No provision of this Agreement shall be construed against any party hereto based on the fact that such party or its legal representative drafted such provision.

     8.15. Public Announcements. Upon execution and delivery of this Agreement, Parent and Buyer shall prepare a mutually agreeable press release announcing the existence of this Agreement and the transactions contemplated hereby and any required notice to the NASD, the TASE and/or the ISA. Except for such press release, the parties hereto agree that prior to the Effective Time they shall consult with each other before making any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall advise the other party of such requirement and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

     8.16. Definitions. Capitalized terms used herein shall have the respective meanings ascribed to such terms in the Section indicated below.


      Term                                                   Section

      2001 Financials                                        2.5.2
      Acquisition Agreement                                  4.4.4
      Adverse Recommendation Change                          4.4.3
      Agreement                                              Preamble
      Approved Enterprise                                    2.10.14
      Board of Directors                                     Recitals
      Closing                                                1.2
      Closing Date                                           1.2
      Code                                                   2.10.9
      Commercial Software                                    2.11.5
      Commission                                             2.5.1
      Companies Law                                          Recitals

      Term                                                   Section
      ----                                                   -------

      Confidential Information                               4.3(b)
      Consent Person                                         2.2.3
      Contract                                               2.8.1
      Copyrights                                             2.11.1
      Effective Time                                         1.3
      Encumbrance                                            2.4
      Environmental Claim                                    2.14.1
      Environmental Law                                      2.14.1
      ERISA                                                  2.6.1
      ERISA Affiliate                                        2.17.4
      Exchange Act                                           2.5.1
      Expenses                                               6.4
      Family                                                 2.22
      Financial Advisor                                      2.16
      Formation Documents                                    2.1.2
      GAAP                                                   2.5.1
      Governmental Entity                                    2.2.2
      Grants                                                 2.23
      Hazardous Substance                                    2.14.3
      Indebtedness                                           2.3.3
      Intellectual Property                                  2.11.1
      Intellectual Property Rights                           2.11.1
      Investment Center                                      2.2.2
      IP Agreements                                          2.11.5
      ISA                                                    2.2.2
      Leased Properties                                      2.8.2
      Licenses                                               2.11.12(d)
      Marketing Agreements                                   2.11.12(e)
      Material Adverse Effect                                2.1.1
      Material Contracts                                     2.8.1
      Merger                                                 Recitals
      Merger Consideration                                   1.4.1(c)
      Merger Proposal                                        4.5.1
      Merger Sub                                             Preamble
      NASD                                                   2.2.2
      Notice Option                                          1.6.1
      OCS                                                    2.2.2
      Optionholder                                           1.6.2
      Order                                                  2.11.3
      Parent                                                 Preamble
      Paying Agent                                           1.4.2
      Patents                                                2.11.1
      Per Share Merger Consideration                         1.4.1(c)
      Prototype                                              Preamble

      Term                                                   Section
      ----                                                   -------
      Prototype Board Recommendation                         4.5.2(a)
      Prototype Certificates                                 1.4.1(c)
      Prototype Disclosure Schedule                          2.2.2
      Prototype General Meeting                              4.5.3(a)
      Prototype Intellectual Property Rights                 2.11.1
      Prototype Option Agreements                            1.6.2
      Prototype Option Plans                                 1.6.2
      Prototype Options                                      1.6.2
      Prototype Permits                                      2.14.4
      Prototype Plans                                        2.6.1
      Prototype Proceeding                                   4.5.5
      Prototype Registered Intellectual Property Rights      2.11.1
      Prototype Reports                                      2.5.1
      Prototype Securities                                   2.3.1
      Prototype Shares                                       Recitals
      Prototype Warrants                                     4.7
      Proxy Statement                                        2.19
      Registered Intellectual Property Rights                2.11.1
      Related Persons                                        2.22
      Representative                                         4.3(a)
      Required Consents                                      2.2.2
      Required Prototype Shareholder Vote                    2.2.1
      Securities Act                                         2.5.1
      Software Programs                                      2.11.12(a)
      Superior Proposal                                      4.4.4
      Surviving Corporation                                  1.1
      Takeover Proposal                                      4.4.1
      TASE                                                   2.2.2
      Tax                                                    2.10.1
      Tax Returns                                            2.10.1
      Technical Documentation                                2.11.12(e)
      Termination Date                                       6.1.5
      Termination Fee                                        6.4
      Trademarks                                             2.11.1
      Voting Agreements                                      Recitals
      Warrantholder                                          4.7

                            [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be duly executed as of the date first above written.

                                    TALAMANTES B.V.


                                    By:     /s/ Saul A. Fox
                                        --------------------------
                                         Name:  Saul A. Fox
                                         Title: Director and Attorney-in-Fact


                                    FP ACQUISITION LTD.


                                    By:     /s/ Saul A. Fox
                                        --------------------------
                                         Name:  Saul A. Fox
                                         Title: Director


                                    PARADIGM GEOPHYSICAL LTD.


                                    By:     /s/ Eldad Weiss
                                        --------------------------
                                         Name:  Eldad Weiss
                                         Title: Chairman and
                                                Chief Executive Officer